UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, will be held at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda on June 13, 2017 at 1:30 p.m. for the following purposes:

1.	to elect ten directors to serve until the next Annual General Meeting of Shareholders;

2.
to appoint Ernst & Young LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2017 and to authorize the directors, acting through the Audit Committee, to approve their fee;

3.	to conduct an advisory vote to approve the Company’s executive compensation (“say-on-pay”); and

4.	to conduct advisory vote on the frequency of the say-on-pay vote.
The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.
Only shareholders of record at the close of business on April 28, 2017 are entitled to notice of and to vote at the meeting.
By order of the Board of Directors,
DANIEL PENN
Secretary
April 28, 2017
IMPORTANT: The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
_____________________________
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 13, 2017
_____________________________
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, for use at its Annual General Meeting of Shareholders (the “Meeting”) to be held at Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda on June 13, 2017 at 1:30 p.m., and at any adjournments thereof.
General Information on Voting
Shareholders of record holding voting securities at the close of business on April 28, 2017 are entitled to vote at the Meeting in person or by proxy. We recommend that shareholders vote their shares by proxy.
Procedures for voting shares by proxy vary depending on whether you are a registered shareholder (meaning your name appears as a shareholder in our register of members) or a beneficial owner who holds shares through a broker, bank or other nominee. Registered shareholders may vote their shares by proxy by completing and returning the proxy card accompanying this proxy statement. Beneficial owners should follow the instructions of their broker, bank or other nominee to vote their shares by proxy. The shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. If you are a registered shareholder and return a proxy card signed but without instructions for voting, the shares will be voted on the proposals as recommended by the Board of Directors. If you are a beneficial owner and do not provide your bank, broker or other nominee with instructions for voting, your broker, bank or other nominee may only vote on proposals for which they have discretionary voting power. This may result in a broker "non-vote" on a proposal. The impact of broker "non-votes" is explained in further detail under "Meeting Quorum" below and in the description of each proposal.
For shareholders who wish to vote their shares in person at the Meeting, procedures for voting at the Meeting differ depending on whether you are a registered shareholder or beneficial owner. Please carefully review "General Matters - Voting at the Meeting" for additional information.
Meeting Quorum
The presence, in person or by proxy, or in the case of a corporation, by its authorized representative, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast at the Meeting constitutes a quorum. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to shareholders. Tabulations will be performed by an inspector of elections appointed by the Company.
Outstanding Shares
Shareholders of record of our Class A Common Stock, par value US$ 0.08 per share, shall be entitled to one vote for each share then held. At the close of business on April 28, 2017 there were issued and outstanding 144,426,566 shares of Class A Common Stock. The shareholder of record of our Series A Convertible Preferred Stock, par value US$ 0.08 per share, shall be entitled to one vote for each of the 11,211,449 shares of Class A Common Stock into which it is convertible. At the close of business on April 28, 2017, one share of our Series A Convertible Preferred Stock was issued and outstanding. At the close of business on April 28, 2017, no shares of our Class B Common Stock were issued and outstanding.
Mailing Date of Proxy Statement
The date on which this proxy statement and the accompanying proxy card will first be sent to shareholders is on or about May 10, 2017.

Company Offices
Our registered office is located at O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda. A subsidiary of the Company maintains offices at Kříženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic.

PROPOSAL 1
ELECTION OF DIRECTORS
Ten directors are being nominated for election at the 2017 Annual General Meeting to serve until our next annual general meeting of shareholders. The ten nominees are listed below together with brief biographies. While Charles Frank is currently serving as a director, he will not be standing for re-election in 2017 in accordance with the Company’s Corporate Governance Guidelines adopted in 2016, which generally provide that a director is not eligible for nomination to the Board after reaching the age of 75. All nominees are incumbents with the exception of Hans-Holger Albrecht, whom the Board is recommending to fill the directorship vacated by Mr. Frank. The Board of Directors has affirmatively determined that six of the nominees qualify as independent under the NASDAQ Marketplace Rules: Hans-Holger Albrecht, John Billock, Alfred Langer, Bruce Maggin, Parm Sandhu and Kelli Turner. At this time the Board of Directors knows of no reason why any nominee might be unable to serve as a director.
Director Nominees
Hans-Holger Albrecht, 53, is a new director nominee. Since 2015, Mr. Albrecht has served as the Chief Executive Officer and a Director of Deezer, an international music streaming service. From 2012 to 2015, Mr. Albercht was President and Chief Executive Officer of Millicom International, a telecommunication and media company focused on emerging markets across Latin America and Africa. Prior to that, from 2000 to 2012, Mr. Albrecht was the President and Chief Executive Officer of the Modern Times Group, a European digital entertainment company. He served as a director of the Russian commercial broadcaster CTC Media from 2002 and as co-Chairman until 2013. Mr. Albrecht received a Master of Law from the University of Freiberg, Germany in 1988 and completed his doctoral thesis at the University of Bochum, Germany, in 1989. Mr. Albrecht brings to the Board extensive operational experience in digital broadcasting and technology as well as broadcast media generally and knowledge of Central and Eastern Europe developed over many years working in the region.
John K. Billock, 68, has served as a Director and as our Chairman of the Board since April 2014. Mr. Billock is a member of the Board of Advisors of Simulmedia, Inc. He served as a Director of TRA Inc. and TiVo Research and Analytics, Inc. from 2007 to 2011 and as a Director of Juniper Content Corporation from January 2007 to December 2008. From October 2001 until July 2005, he was Vice Chairman and Chief Operating Officer of Time Warner Cable Enterprises LLC. Before joining Time Warner Cable, Mr. Billock was with Home Box Office from 1978 to 2001 and served as President of its US Network Group from 1997 to 2001 and President of Sales and Marketing from 1995 to 1997. Before joining HBO, Mr. Billock was a product manager with Colgate Palmolive Company. Mr. Billock received a BA degree in English and Religion from Wesleyan University and an MBA from Boston University. Mr. Billock brings to our Board experience from his many years in the media industry as well as extensive executive management experience.
Paul T. Cappuccio, 55, has served as a Director since 2009. Mr. Cappuccio has been Executive Vice President and General Counsel of Time Warner Inc. since January 2001, in which capacity he oversees the worldwide management of Time Warner Inc.'s legal functions, collaborating with all of its operating businesses. From August 1999 until January 2001, Mr. Cappuccio was Senior Vice President and General Counsel at America Online. Before joining AOL, Mr. Cappuccio was a partner at the Washington, D.C. office of Kirkland & Ellis, one of the world's premier litigation and transactional law firms, where he specialized in telecommunications law, appellate litigation and negotiation with government agencies. From 1991 until 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice, where he advised Attorney General William P. Barr on matters relating to judicial selection, civil litigation, antitrust and civil rights. Prior to his service at the Justice Department, Mr. Cappuccio served as a law clerk at the Supreme Court of the United States and as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit in Pasadena, California. He is a 1986 graduate of Harvard Law School and a 1983 graduate of Georgetown University. Mr. Cappuccio, as general counsel of a global media company, brings significant large public company experience to our Board, including transactional and corporate governance expertise. Since December 2016, Mr. Cappuccio has served as an independent director of Chipotle Mexican Grill, Inc.

Iris Knobloch, 54, has served as a Director since April 2014. She has served as President of Warner Bros. France S.A. since 2006, in which capacity she oversees all of Warner Bros.’ business in France, including theatrical production and distribution, television distribution, home video, games, consumer products, online and emerging distribution technologies as well as Warner Bros.’ Home Entertainment business in the Benelux. She is also an independent director of Accor S.A., where she serves on the Audit Committee. From 2001 to 2006, she served as Senior Vice President of International Relations of Time Warner Inc. From 1996 to 2001, Ms. Knobloch was Vice President of Business and Legal Affairs for Warner Home Video’s European management team in London, Los Angeles and Paris. Prior to that, Ms. Knobloch practiced law with Norr, Stiefenhofer & Lutz and O’Melveny & Myers, where she provided strategic counsel on international transactions to major U.S. and European media and entertainment clients. Ms. Knobloch received a J.D. degree from Ludwig-Maxmilians-Universitaet in Munich, Germany in 1987 and L.L.M. degree from New York University in 1992. Ms. Knobloch brings to our Board deep understanding of the media industry, particularly in Europe, as well as significant executive management experience.
Alfred W. Langer, 66, has served as a Director since 2000. Mr. Langer currently serves as a consultant to a number of privately held companies, primarily in Germany, in the areas of mergers and acquisitions, structured financing and organizational matters. From July 2001 until June 2002, Mr. Langer served as Chief Financial Officer of Solvadis AG, a German based chemical distribution and trading company. From October 1999 until May 2001, Mr. Langer served as Treasurer of Celanese AG, a German listed chemical company. From June 1997 until October 1999, Mr. Langer served as Chief Financial Officer of Celanese Corp., a U.S. chemical company. From October 1994 until July 1997, Mr. Langer served as Chief Executive Officer of Hoechst Trevira GmbH, a producer of synthetic fibers. From 1988 until September 1994, Mr. Langer served as a member of the Board of Management of Hoechst Holland N.V., a regional production and distribution company. Mr. Langer received an M.B.A. degree from the University GH Siegen. Mr. Langer brings to our Board and Board committees substantial financial and financial reporting expertise.
Bruce Maggin, 74, has served as a Director since 2002. Mr. Maggin has served, since its inception, as Managing Partner and Principal of the H.A.M Media Group, LLC, an international investment and advisory firm he founded in 1997 that specializes in the entertainment and communications industries. Until 2009, he also served as Executive Vice President and Secretary of Media and Entertainment Holdings, Inc. and was a Director of the company from 2005 until 2007. From 1999 to 2002, Mr. Maggin served as Chief Executive Officer of TDN Media, Inc., a joint venture between Thomson Multimedia, NBC Television and Gemstar-TV Guide International that sold advertising on proprietary interactive television platforms. Prior to that, Mr. Maggin had a long career with Capital Cities/ABC serving in a variety of financial and operational roles culminating as Head of the Multimedia Group, one of the company’s five operating divisions. He also represented Capital Cities/ABC on the Board of Directors of several companies, including ESPN, Lifetime Cable Television and In-Store Advertising, among others. From 1987 until 2015, Mr. Maggin served as a Director of PVH Corp. and for 18 years was Chairman of its Audit Committee. Mr. Maggin is a member of the Board of Trustees of Lafayette College, from which he received a B.A. degree. He also earned J.D. and M.B.A. degrees from Cornell University. Mr. Maggin’s qualifications to serve on our Board and Board committees include his long career as a corporate financial executive, chief operating officer and private investor in the media industry, as well as his service as a director and chairman of the audit and compensation committees of several companies.
Parm Sandhu, 48, has served as a Director since 2009. Mr. Sandhu is a non-executive director of Eir, Ireland’s incumbent telecoms service provider, a non-executive director of Hibu and Chairman of Crystal Almond Holdings Limited, the holding company for Wind Hellas, an integrated telecoms operator in Greece. He served as Chief Executive Officer of Unitymedia, Europe’s third largest cable operator, from 2003 to 2010. Prior to that, Mr. Sandhu was a Finance Director with Liberty Media International, where he pursued numerous strategic acquisitions, and held a number of senior finance and strategy positions during his six years with Telewest Communications plc. Before entering the technology, media and telecommunications sector, Mr. Sandhu worked at PricewaterhouseCoopers in London, where he qualified as a Chartered Accountant. He is a graduate of Cambridge University and holds an MA Honours degree in Mathematics. Mr. Sandhu brings to the Board and Audit Committee significant executive management experience in the European media and telecoms sector and considerable expertise in the cable industry, as well as extensive knowledge of financial and accounting matters.

Douglas S. Shapiro, 48, has served as a Director since April 2014. Mr. Shapiro has been Executive Vice President and Chief Strategy Officer of Turner, Inc., a division of Time Warner Inc., since July 2015. Before that, he was Senior Vice President of International and Corporate Strategy at Time Warner Inc. from September 2013 to June 2015. From 2008 to September 2013, he ran the Time Warner Investor Relations group. Prior to joining Time Warner Inc., from 1999 to 2007, Mr. Shapiro was the senior analyst covering the cable and satellite TV and media conglomerate sectors at Banc of America Securities and was the head of the Media and Telecommunications research team. Before that, he was the senior analyst covering the cable and satellite communications sectors at Deutsche Banc Securities. Early in his career, he also served as an economic consultant at KPMG Peat Marwick and as an economist at the U.S. Department of Labor. Mr. Shapiro received a B.A. degree in economics from the University of Michigan and is a Chartered Financial Analyst. Mr. Shapiro brings to the Board his broad experience in television distribution, public equity capital markets, including investor relations in a publicly traded global media company, and corporate strategy.
Kelli Turner, 46, has served as a Director since 2011. She is EVP, Operations, Corporate Development and CFO at SESAC, INC., a music rights licensing company. She is also general partner of RSL Venture Partners, a venture capital fund whose principal investor is Ronald Lauder. She was previously President and Chief Financial Officer of RSL Management Corporation from February 2011 to April 2012. Ms. Turner previously was Chief Financial Officer and Executive Vice President of Martha Stewart Living Omnimedia, Inc. (“MSLO”), a diversified media and merchandising company, from 2009 to 2011, where she was responsible for all aspects of the company’s financial operations, while working closely with the executive team in shaping MSLO’s business strategy and capital allocation process. She also had oversight responsibility for financial planning, treasury, financial compliance and reporting, and investor relations, as well as key administrative functions. A lawyer and a registered CPA with significant experience in the media industry, Ms. Turner joined MSLO in 2009 from Time Warner Inc., where she held the position of Senior Vice President, Operations in the Office of the Chairman and CEO. Prior to that, she served as SVP, Business Development for New Line Cinema from 2006 to 2007 after having served as Time Warner Inc.’s Vice President, Investor Relations from 2004 to 2006. Ms. Turner worked in investment banking for many years with positions at Allen & Company and Salomon Smith Barney prior to joining Time Warner Inc. Early in her career, she also gained tax and audit experience as a CPA at Ernst & Young, LLP. Ms. Turner received her undergraduate business degree and her law degree from the University of Michigan. Ms. Turner brings to our Board a strong financial and business background in the media industry.
Gerhard Zeiler, 61, has served as a Director since April 2014. Since 2012 Mr. Zeiler has served as President of Turner International, Inc., a Time Warner Inc. affiliate. He served as non-executive chairman of GAGFAH S.A., one of the largest residential property companies listed in Germany, from March 2014 until its acquisition in March 2015 by Vonovia (formerly known as Deutsche Annington), the largest listed residential property company in Germany. From April 2015 until May 2016 he served as a Non-Executive Board member of Vonovia. Prior to joining Turner International, Inc., he was Chief Executive Officer of RTL Group from 2003 to 2012 and a member of the Executive Board of international media group Bertelsmann SE & Co. KGaA from 2005 to 2012. Mr. Zeiler was Chief Executive Officer of RTL Television from 1998 to 2005 and Chief Executive Officer of ORF, the Austrian broadcasting corporation, from 1994 until 1998. Before that, he was Chief Executive Officer of RTL II from 1992 to 1994, Chief Executive Officer of Tele 5 from 1991 to 1992, and Secretary General of ORF from 1986 to 1990. He started his career as a journalist and later spokesman for two Austrian Chancellors. Mr. Zeiler brings to our Board his extensive experience in television broadcasting in Europe as the principal executive officer of two major media companies.
There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director other than (i) Paul T. Cappuccio, who was nominated by Time Warner Inc. pursuant to the terms of an investor rights agreement dated as of May 18, 2009, as amended, among the Company, Time Warner Media Holdings B.V. and certain other parties and (ii) Iris Knobloch, Douglas Shapiro and Gerhard Zeiler, who were also nominated by Time Warner Inc. pursuant to the terms of a framework agreement dated as of February 28, 2014, among the Company, Time Warner Inc. and Time Warner Media Holdings B.V.

Vote Required; Recommendation
The election of the Board of Directors requires a majority of the votes cast, in person or by proxy or authorized representative, at the Meeting, provided that a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast for this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE TEN NAMED NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS
We abide by the corporate governance principles set out in the Corporate Governance Guidelines and outlined below to ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and that the interests of the Board of Directors and management are aligned with those of shareholders.
Corporate Governance Guidelines
The Corporate Governance Guidelines, adopted in 2016, assist the Board in the exercise of its responsibilities and serve as general framework within which the Board operates, including in respect of Board composition and qualifications, director independence, standing committees and the term and retirement of Directors. Our Corporate Governance Guidelines are available on our website at www.cme.net.
Director Independence
The NASDAQ Marketplace Rules require that a majority of the directors be “independent directors”. For a director to be considered independent, the Board must determine that the director (and in some cases, members of a director’s immediate family) has no material relationship with us or our subsidiaries and that the director is free of any other relationship, whether with us or otherwise, that would interfere with his or her exercise of independent judgment.
On an annual basis, the Corporate Governance/Nominating Committee reviews all material relationships any Director nominee and any director who is serving a term currently may have with the Company. Directors complete questionnaires that are used to establish the independence of independent directors as well as of the members of the Audit Committee and the Compensation Committee, to confirm the qualifications of the members of our Audit Committee and to disclose any transaction with us or our subsidiaries in which a director or executive officer (or any member of his or her immediate family) has a direct or indirect material interest. In the course of the determination by the Board regarding the independence of each director, it considered the beneficial ownership of such director or his or her affiliates in the Company as well as any transactions or arrangements that each director has with us.
Following an evaluation of factors specific to each director, the Board has affirmatively determined that six Director nominees have no material direct or indirect relationship with us and qualify as independent directors pursuant to the NASDAQ Marketplace Rules: Hans-Holger Albrecht, John Billock, Alfred Langer, Bruce Maggin, Parm Sandhu and Kelli Turner. In addition, the Board has previously determined that Charles Frank, who will serve until the 2017 Annual General Meeting, is independent.
Independent Director Meetings
Our independent directors meet in regularly scheduled executive sessions. The non-executive Chairman presides over the meetings of the independent directors. During 2016, the independent directors held five such meetings.
Codes of Conduct
The Company has codes of conduct that are applicable to employees and directors. These policies reinforce the importance of integrity and ethical conduct in our business, reflect the more robust policy framework that now exists within the Company and clarify the procedures for handling whistleblower complaints and other concerns. The Standards of Business Conduct applies to the Company’s employees and sets forth policies pertaining to employee conduct in the workplace, including the accuracy of books, records and financial statements, insider trading, electronic communications and information security, confidentiality, conflicts of interest, anti-bribery and competition laws. The Standards of Business Conduct also includes information on how employees may report whistleblower complaints or raise concerns regarding questionable conduct or policy violations and provides for the anonymous, confidential submission by employees or others of any complaints or concerns about us or our accounting, internal accounting controls or auditing matters. The Standards of Business Conduct prohibits retaliation against employees who avail themselves of the policy. Failure to observe the terms of the Standards of Business Conduct can result in disciplinary action (including termination of employment).

The Company also has a Code of Conduct for Non-Employee Directors, which assists the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ obligations to act ethically and honestly, the code also addresses conflicts of interest, compliance with applicable laws and confidentiality.
Both the Standards of Business Conduct and the Code of Conduct for Non-Employee Directors are available on our website at www.cme.net. They are also available in print to any shareholder on request.
Director Nominating Process
The Corporate Governance/Nominating Committee will consider candidates for membership on the Board of Directors who are proposed by qualifying shareholders. Under our Bye-laws and the Corporate Governance/Nominating Committee charter, a qualifying shareholder is any shareholder who has provided evidence that he has been the beneficial owner of at least 5% of any class of our outstanding stock for a period of at least one year as of the date of the delivery of such proposal. In order to be considered for membership, candidates must meet the criteria and qualifications specified by the Corporate Governance/Nominating Committee from time to time, including having relevant professional experience; possessing a knowledge of our business; and being eligible under standards established by the SEC, NASDAQ or relevant law. In addition, the Committee may take into account special needs for diversity of experience and background as may arise from time to time. The Committee does not apply specific weights to particular criteria, nor does it have a separate policy with regard to the consideration of diversity. These criteria apply to all nominees, whether proposed by a shareholder, another director, management or otherwise. Recommendations must be in writing and addressed to the Chairman of the Corporate Governance/Nominating Committee in care of the Company Secretary, CME Media Services Limited, Kříženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.
Information submitted to the Corporate Governance/Nominating Committee must include the name, address and relationship to the Company of the proposed nominee and the proposing shareholder, and such information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed nominee were to be included therein. The shareholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us and otherwise meets our published criteria for consideration as a nominee for director. To be considered for inclusion in our proxy statement for an Annual General Meeting, our Bye-Laws and the Corporate Governance/Nominating Committee charter stipulates that proposals must be received by us at least 120 calendar days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting and include all required information. In the case of the 2018 Annual General Meeting, this deadline is December 29, 2017.
In connection with the retirement of Mr. Frank pursuant to the Company’s Corporate Governance Guidelines, the Corporate Governance/Nominating Committee engaged an international search firm to conduct a search for a replacement director.  The Corporate Governance/Nominating Committee worked with the search firm to develop a specification for the replacement candidate, including having the requisite operational and industry expertise in our region.    Following an evaluation of candidates assembled by the search firm and interviews of the leading candidates, the Committee agreed to recommend that the Board nominate Mr. Hans-Holger Albrecht because he has the regional and executive experience and qualities that the Board was seeking to complement the skills of the remaining Directors in advancing the Company's strategic objectives. Mr. Albrecht brings to the Board extensive operational experience in digital broadcasting and technology as well as broadcast media generally and knowledge of Central and Eastern Europe developed over many years working in the region.

Shareholder Communications and Proposals
The Corporate Governance/Nominating Committee charter provides a process by which shareholders may communicate with the Company or the Board of Directors. Shareholders may submit such communications in writing to the Chairman of the Corporate Governance/Nominating Committee in the care of the Company Secretary, CME Media Services Limited, Kříženeckého náměstí 1078/5, 152 00 Prague 5, Czech Republic. The Company Secretary shall determine, in his discretion, considering the identity of the submitting shareholder and the materiality and appropriateness of the communication, whether, and to whom within the Company, to forward the communication. Our Bye-Laws and the Corporate Governance/Nominating Committee charter stipulates that proposals for inclusion in our Annual General Meeting proxy statement must be in writing (including the form of proposal to be included in the Company’s proxy statement and a brief description as to why the passing of the proposal is beneficial to the Company) and received at least 120 days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting in order for the Company to consider including such proposal in its proxy statement. In the case of the 2018 Annual General Meeting, this deadline is December 29, 2017.
Meetings of the Board of Directors
During the year ended December 31, 2016, the Board of Directors met, or acted by unanimous consent, on six occasions. In 2016, all incumbent members of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served during the periods that they served other than Ms. Knobloch, who attended 67% of such meetings.
We are incorporated in Bermuda and have held our annual general meetings in Bermuda since incorporation. Senior members of management have been present by teleconference at each annual general meeting to answer any questions posed by shareholders. Historically, shareholders have not attended annual general meetings in person, which we attribute to our policy of regular and detailed communication with our shareholders and investors through regular meetings with management, quarterly earnings calls, investor conferences and other investor relations activities. In view of the fact that shareholders have not historically attended annual general meetings, we have not adopted a specific policy regarding the attendance of directors at the annual general meeting. Attendance is left to the discretion of individual directors. Four directors were present at the 2016 Annual General Meeting.
Committees of the Board of Directors
Audit Committee. The Audit Committee is currently composed of Messrs. Langer (Chairman), Frank (retiring), Sandhu and Ms. Turner. The members of the Audit Committee satisfy the relevant independence and expertise requirements set forth in the SEC regulations and the NASDAQ Marketplace Rules. In addition, the Board has determined that Messrs. Langer and Sandhu and Ms. Turner each qualify as “audit committee financial experts”. The responsibilities of the Audit Committee include (i) selecting and overseeing the independent registered public accounting firm to be retained by us; (ii) approving the engagement of the independent registered public accounting firm for audit, audit-related, tax-related and other services; (iii) reviewing with the independent registered public accounting firm the scope and results of these engagements; (iv) overseeing our financial reporting activities and internal controls and procedures and reviewing the risk register with management; (v) reviewing complaints under the Standards of Business Conduct relating to accounting, internal accounting controls or auditing matters; and (vi) conducting other reviews relating to compliance by us and our employees with our policies and any applicable laws. In addition, the Audit Committee is responsible for advising on the Company’s corporate finance activities, including its capital structure, equity and debt financings, banking activities and relationships, foreign exchange and stock repurchase activities. During the fiscal year ended December 31, 2016, the Audit Committee met on nine occasions.
The Audit Committee acts under a written charter originally adopted by the Board of Directors in June 2000. The Audit Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee is composed of Messrs. Langer, Maggin and Sandhu (Chairman). The members of the Corporate Governance/Nominating Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules. The Corporate Governance/Nominating Committee is responsible generally for ensuring that the Board and its committees are appropriately constituted in order to conform with applicable legal requirements. Responsibilities of the Corporate Governance/Nominating Committee include selecting, or recommending to the Board, candidates for the Board of Directors and committees of the Board. In addition, the Corporate Governance/Nominating Committee is responsible for reviewing, ratifying or approving our related party transactions that are subject to review or approval under relevant SEC regulations and the NASDAQ Marketplace Rules. During the fiscal year ended December 31, 2016, the Corporate Governance/Nominating Committee met on seven occasions.
The Corporate Governance/Nominating Committee acts pursuant to a written charter originally adopted by the Board of Directors in April 2004. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.
Compensation Committee. The Compensation Committee is composed of Messrs. Billock and Maggin (Chairman) and Ms. Turner. The members of the Compensation Committee satisfy the relevant independence requirements set forth in the SEC regulations and the NASDAQ Marketplace Rules. During the fiscal year ended December 31, 2016, the Compensation Committee met on nine occasions.
Our executive compensation programs are established, reviewed or approved by the Compensation Committee. Compensation for this purpose means all forms of remuneration, including salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, benefits, perquisites and severance pay or payments made on a change of control. The responsibilities of the Compensation Committee include (i) reviewing and determining the compensation of the principal executive officers; (ii) in consultation with the principal executive officers, reviewing and determining the compensation of the named executive officers listed in the Summary Compensation Table and reviewing the compensation of other senior executives who report to the principal executive officers; (iii) reviewing annually the performance of the principal executive officers; (iv) reviewing and making recommendations to the Board of Directors in respect of non-employee director compensation; and (v) administering the Company's stock incentive plan, including granting equity compensation and setting the terms thereof pursuant to the stock incentive plan. Additional information on compensation policies and consideration of executive compensation is included in the Compensation Discussion and Analysis section below.
The Compensation Committee acts pursuant to a written charter originally adopted by the Board of Directors in February 2003. The charter is available on our website at www.cme.net. It is also available in print to any shareholder on request.
Board Leadership Structure and Role in Risk Oversight
Since April 2014, Mr. Billock has served as non-executive Chairman. The Chairman is appointed annually following the annual general meeting by at least a majority vote of the remaining directors. The role of the Chairman is to preside over meetings of the Board as well as meetings of the independent directors. The Chairman also provides advice to management. Since September 2013, the Company has had two co-Chief Executive Officers, Michael Del Nin and Christoph Mainusch, who are not members of the Board. Mr. Del Nin oversees corporate matters and Mr. Mainusch focuses primarily on operations. We believe that this is the most appropriate Board structure for the Company. Mr. Billock, with his extensive prior media and executive experience, leads the Board in providing broad oversight of our overall strategy and the development of the Company, and Mr. Del Nin and Mr. Mainusch, our co-Chief Executive Officers, utilizing their extensive management and operational experience in overseeing the Company’s day-to-day operations, are dedicated to achieving the business objectives of the Company in terms of operating and financial performance.

The Company has created a robust framework to effectively identify, assess, and manage risk. Senior management has primary responsibility for the daily management of risks, while the Board provides regular oversight, both as a whole and through its committees. The Audit Committee is responsible for an annual review of a risk register prepared by senior management. The Company’s risk register identifies and evaluates the key strategic, operating, financial and compliance risks that the Company faces and proposes ways in which to effectively manage such risks in the short- and long-term. In addition, our co-Chief Executive Officers consult regularly with directors regarding strategic and operational risks. Generally, the Board holds four regularly scheduled meetings per year at which Directors receive a presentation regarding the business as well as relevant strategies, challenges, risks and opportunities for the Company. Senior management is in attendance at quarterly Board meetings and is available for discussions with the Board regarding risk management and any other concerns. Finally, through the authority delegated by the Board, the Corporate Governance/Nominating Committee, Compensation Committee and Audit Committee are tasked with oversight of governance, related party, compensation and treasury or finance risks, respectively. Committees report to the full Board quarterly.

EXECUTIVE OFFICERS
Set forth below is certain information describing our current executive officers, all of whom are Named Executive Officers (as defined below). The terms of office of such officers are at the discretion of the Board of Directors and/or the co-Chief Executive Officers.
Michael Del Nin, 46, has served as the Company’s co-Chief Executive Officer since September 2013. From October 2009 until September 2013 he was a member of the Company’s Board of Directors. Prior to his appointment as co-Chief Executive Officer of the Company, Mr. Del Nin was the Senior Vice President of International and Corporate Strategy at Time Warner Inc. from April 2008 until September 2013, in which capacity he helped drive Time Warner Inc.’s global strategy and business development initiatives, with a particular focus on international operations and investments. From 2006 to 2008, Mr. Del Nin was the Senior Vice President responsible for Mergers and Acquisitions. Prior to joining Time Warner Inc., Mr. Del Nin was Senior Vice President, Business Development, at New Line Cinema. In that role Mr. Del Nin analyzed the economics of the studio’s film and television projects while helping to develop and implement New Line Cinema’s long-term business plan. Prior to joining New Line Cinema, Mr. Del Nin was an investment banker focused on the media industry at Salomon Smith Barney in New York. Mr. Del Nin holds an undergraduate business degree from Bocconi University and a law degree from the University of New South Wales.
Christoph Mainusch, 54, has served as the Company’s co-Chief Executive Officer since September 2013. Prior to joining the Company, he was an advisor to the President of Turner Broadcasting International, a wholly-owned subsidiary of Time Warner Inc., where he consulted on various projects from April 2013 until September 2013. From March 2004 to December 2012, Mr. Mainusch was a member of the Operational Management Committee of the RTL Group, a European entertainment network. From September 2009 to February 2012, Mr. Mainusch served as Chief Executive Officer of the Alpha Media Group in Greece, a terrestrial broadcast company partly owned by the RTL Group. Mr. Mainusch served as Chief Executive Officer of RTL Televizija in Croatia from 2004 to 2009. From 1996 until 2004, Mr. Mainusch served as Chief Executive Officer of ACS Media GmbH. Mr. Mainusch started his career as a freelancer for the public broadcaster Bayerischer Rundfunk in 1987, followed by several positions at commercial broadcasters SAT.1, Tele 5, and RTL 2.
Daniel Penn, 51, joined the Company in 2002 and has served as General Counsel and Company Secretary since 2004. Mr. Penn was named an Executive Vice President of the Company in February 2010. Prior to joining the Company, he served as General Counsel and Head of Developments/Business Affairs in an internet publishing business and in a multinational telecommunications company. He began his career in private practice with the law firm Mayer Brown, where he worked in their offices in New York, London and Tashkent, Uzbekistan. Mr. Penn graduated from Princeton University with a B.A. from the Woodrow Wilson School of Public and International Affairs and a Certificate of Achievement in Russian Studies. He received a J.D. from the Columbia University School of Law, where he served as Editor-in-Chief of the Columbia Law Review.
David Sturgeon, 47, has served as the Company’s Chief Financial Officer since June 2014 when he was also named an Executive Vice President of the Company. Prior to that, he served as Acting Chief Financial Officer from October 2013 and as Deputy Chief Financial Officer from July 2009. He oversees all of the Company's finance, accounting, business systems, internal audit, treasury and tax activities. Mr. Sturgeon joined the Company as Group Financial Controller in 2005, prior to which he was with Equant N.V., from 2002. From 1990 to 2002, Mr. Sturgeon was a member of Arthur Andersen’s Technology, Media and Communications practice, advising clients primarily in the areas of financial reporting and control, corporate finance and capital markets transactions. Mr. Sturgeon graduated from Oxford University with an M.A. in Philosophy, Politics and Economics and is a Chartered Accountant.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information about the Company’s compensation programs and policies for our Named Executive Officers. In 2016, our Named Executive Officers were the co-Chief Executive Officers, the Chief Financial Officer and the General Counsel.
Philosophy and Objectives of Compensation Programs
General Philosophy
We believe the total compensation of our Named Executive Officers as well as other members of management and employees should support the following objectives:

•
Attract, retain and motivate personnel with the experience and expertise to drive us to achieve our objectives. We provide opportunities to earn significant compensation to key executives and other managers who are able to deliver competitive results.

•
Create a mix of short-term and long-term compensation to promote attention to both annual and multi-year business objectives without encouraging unnecessary or excessive risk-taking. The mix between short-term and long-term compensation is also designed to reflect the roles and responsibilities of individual managers, with a substantially higher percentage of the total potential compensation of senior executives tied to variable (versus fixed) pay than other employees.

•
Reward executives for creating shareholder value. This means that our long-term incentives are equity-based, including performance-based awards, and represent a significant percentage of the total potential compensation that senior executives may earn.

•
Create a strong culture that rewards results. This means that compensation is designed to reward the achievement of specific performance goals of the Company and that the opportunity to earn an annual incentive and performance-based awards requires a threshold level of performance.

•
Ensure compensation is appropriate in light of our profile, strategy and anticipated performance. This means that the Compensation Committee places significant emphasis on our specific strategy and performance in the ultimate determination of compensation decisions.

A number of enhancements to the executive compensation program originally introduced in 2015 have supported the achievement of the objectives of our compensation programs. The most significant of these has been the transition of the Company’s pay practices since 2014 to increase the percentage of compensation for Named Executive Officers that is tied to objective performance measures or that is equity-based. This includes the adoption of a performance-based long-term incentive program for Named Executive Officers in 2015 (as described below under “Elements of Compensation - Long Term Equity Incentive Program”). In addition, a Board-level performance review of the co-Chief Executive Officers is now conducted annually.
2016 Company Performance in Review
The Company’s overall results in 2016 demonstrated the significant progress the Company has made in executing its strategy and positioning the Company for continued growth in 2017 and beyond. The Company maintained its audience share leadership and television advertising market shares in 2016 by leveraging its competitive advantages and making targeted investments in local programming in certain markets. Building on the momentum of prior years, we took advantage of overall growth in our television advertising markets, our successful efforts to increase carriage fees and our focus on keeping overall costs broadly flat to achieve further improvements in the profitability of our operations and free cash flow generation. As a result, the Company’s net leverage (as determined under the Reimbursement Agreement (defined below)) was less than 7.0 times at the end of 2016, down from 11.0 times at the start of 2015. The Company expects that its net leverage ratio will decrease further with sustained improvement in OIBDA as well as from applying cash generated by the business to reduce overall debt.

2016 Financial Highlights
We evaluate our consolidated results and the performance of our operating segments based on net revenues and OIBDA1.These metrics for the years ended December 31, 2016 and 2015 are summarized in the tables below:

	For The Year Ending December 31, (US$ 000's)
			Movement
	2015	2016	% Act	% Lfl
Net revenues	$605,841	$638,013	5.3%	5.4%
Operating income	94,583	111,589	18.0%	17.3%
Operating margin	15.6%	17.5%	1.9 p.p.	1.8 p.p.
OIBDA	122,815	150,049	22.2%	21.4%
OIBDA margin	20.3%	23.5%	3.2 p.p.	3.1 p.p.

(a)
While the reporting currency of the Company is the dollar, our consolidated revenues and costs are divided across a range of European currencies and the Company’s functional currency is the Euro. Given the significant movement of the currencies in the markets in which we operate against the dollar, we believe that it is useful to provide percentage movements based on actual (“% Act”) percentage movements, which includes the effect of foreign exchange, as well as like-for-like percentage movements (“% Lfl”). The like-for-like percentage movement references reflect the impact of applying the current period average exchange rates to the prior period revenues and costs.

Consolidated net revenues increased 5% at constant exchange rates in 2016 compared to 2015 due to an increase in both television advertising revenues and carriage fee and subscription revenues. Television advertising spending in the Company’s markets grew an estimated 6% at constant rates in 2016 compared to 2015. Consolidated television advertising revenues grew 5% at actual and constant rates due primarily to improvement in four of the Company’s markets, including in our largest markets the Czech Republic, Romania and the Slovak Republic. Carriage fees and subscription revenues also increased 8% at actual rates and 9% at constant rates.
On an actual and constant currency basis, costs charged in arriving at OIBDA increased only 1% in 2016 compared to 2015. The Company continues to focus on controlling costs overall, with increased spending on popular local programming offset by savings in foreign fiction as well as reduced spending on other operating and overhead costs.
The Company’s efforts to control costs while improving revenues led to another year of OIBDA margin expansion, which increased to 24% in 2016 from 20% in 2015. This reflects the Company’s continued focus on better monetization of our broadcast assets while maintaining a strict cost discipline.
1 OIBDA, which includes program rights amortization costs, is determined as operating income / (loss) before depreciation, amortization of intangible assets and impairment of assets and certain unusual or infrequent items that are not considered by our chief operating decision makers when evaluating our performance. For a quantitative reconciliation of non-GAAP financial measures to the most directly comparable financial measurements in accordance with GAAP, see the Part II, Item 8, Note 19 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016 accompanying this proxy statement.

Free Cash Flow and Unlevered Free Cash Flow

	For The Year Ending December 31, (US$ 000's)
	2015	2016	Movement
Net cash generated from operating activities	$85,877	$33,917	(60.5)%
Capital expenditures, net	(30,426)	(29,356)	3.5%
Free cash flow	55,451	4,561	(91.8)%
Cash paid for interest (including mandatory cash-pay Guarantee Fees)	18,457	53,982	192.5%
Cash paid for Guarantee Fees that may be paid in kind	—	37,440	NM (a)
Unlevered free cash flow	$73,908	$95,983	29.9%
(a)     Number is not meaningful.
Our unlevered free cash flow2 increased 30% to US$ 96.0 million in 2016 compared to US$ 73.9 million in 2015, due primarily to the increase in OIBDA. Free cash flow2 decreased by approximately US$ 50.0 million in 2016 compared to 2015, because we paid more interest in cash following the financing transaction completed in April 2016 described below and elected to pay a total of US$ 37.4 million of Guarantee Fees (as defined in the Reimbursement Agreement) in cash, including US$ 27.5 million of Guarantee Fees previously paid in kind.
Focus on Deleveraging
The Company significantly reduced its cost of borrowing and improved its capital structure and the maturity profile of its senior debt through the financing transactions completed in 2016 and early 2017.
In February 2016, the Company entered into a EUR 468.8 million (approximately US$ 533.7 million) term loan due 2021 (the “2021 Euro Term Loan”), guaranteed by Time Warner, for purposes of refinancing its 15.0% Senior Secured Notes due 2017 (the “2017 PIK Notes”) and its term loan facility due 2017 with Time Warner. The Company applied the 2021 Euro Term Loan, together with corporate cash, to repay US$ 502.5 million aggregate principal amount of the 2017 PIK Notes (plus accrued interest thereon) and the US$ 38.2 million term loan with Time Warner (plus accrued interest thereon) in April 2016. The Company also extended the maturity of its EUR 250.8 million (approximately US$ 284.8 million) term loan (the “2018 Euro Term Loan”) by one year to November 1, 2018 and extended the maturity of its US$ 115.0 million revolving credit facility (the “2021 Revolving Credit Facility”) from 2017 to 2021, with the size of the facility reduced to US$ 50.0 million from January 1, 2018. Following these transactions, the Company achieved an immediate improvement of 450 basis points in the cost of approximately half of the outstanding principal amount of the Company’s debt and extended its nearest debt maturity to the end of 2018.
2 Free cash flow is defined as cash flows from operating activities, less purchases of property, plant and equipment, net of disposals of property plant and equipment and excludes the cash impact of certain unusual or infrequent items that are not included in costs charged in arriving at OIBDA in our financial statements because they are not considered by our chief operating decision makers when evaluating performance. Unlevered free cash flow is free cash flow before the payment of interest and commitment and guarantee fees on our senior debt.

In March 2017, the Company further reduced its borrowing costs across all of its long-term debt by 150 basis points. Pursuant to an amendment to the reimbursement agreement (the “Reimbursement Agreement”) with Time Warner, as credit guarantor of the Company’s obligations under its long-term debt, the grid pricing structure on the all-in rate that initially applied only to the 2021 Euro Term Loan was extended to the 2018 Euro Term Loan and the EUR 235.3 million (approximately US$ 266.8 million) term loan (the “2019 Euro Term Loan”), with a reduction in the pricing under the grid resulting in an all-in rate ranging from 8.5% if the Company’s net leverage is greater than or equal to seven times to 5.0% if the Company’s net leverage is less than five times. As with the 2021 Euro Term Loan, the Company is required to pay the first 5.0% of the all-in rate on the 2018 Euro Term Loan and the 2019 Euro Term Loan in cash and the remainder may be paid in cash or in kind, at the Company’s option. In addition, the Company can achieve a further 50 basis point reduction in the all-in rate if it reduces its senior debt to less than EUR 815.0 million, subject to certain adjustments in respect of specified debt repayments, on or prior to September 30, 2018. As a result of these financing transactions, the Company’s cost of borrowing across all of its long-term debt automatically decreases further when the Company achieves certain net leverage ratios.
Looking ahead
The Company’s results in 2016 reflect significant progress in executing its strategy and position the Company for continued growth and higher profitability of its operations in the future. Going forward, the Company remains focused on long-term value creation primarily by enhancing the performance of its broadcasting assets, which is expected to continue to improve operating margins and free cash flow generation. Key aspects of that strategy include:

•	leveraging popular content to maintain or increase audience share leadership and advertising market shares in all of the Company’s operating countries;

•	driving growth in advertising revenues through pricing strategies;

•	increasing carriage fees and subscription revenues to reduce the Company’s reliance on advertising revenues;

•	optimizing content costs while safeguarding the Company’s brands and competitive strengths; and

•	maintaining strict cost discipline by controlling other expenses.
The Company expects to keep its broadcasting operations at the forefront of trends in media consumption in their markets and to maintain their leadership positions there. As market leaders with experienced management teams in each country, the Company is well positioned to identify new challenges in a timely manner and adjust its strategy as new opportunities or competitive threats arise.
Elements of Compensation
Our executive compensation programs, covering Named Executive Officers and other members of senior management, consists principally of base salary, an annual non-equity incentive award and long-term incentives, as set out below.
Base Salary
Salary levels for each of our Named Executive Officers are approved by the Compensation Committee and set out in their employment agreements. Employment agreements are customary for all employees in the countries in which we operate. Key considerations in establishing base salary levels and any increases include the overall level of responsibility of a given Named Executive Officer; the importance of the role; the experience, expertise and specific performance of the individual; the general financial performance of the Company; the general economic environment, and in the case of the co-Chief Executive Officers, compensation levels of similarly positioned executives at peer group companies. The Compensation Committee reviews these salary levels each year to determine whether any adjustment is appropriate.

Annual Non-equity Incentive Plans
Pursuant to the Company’s management compensation policy guidelines, which were originally adopted by the Compensation Committee in 2011 (as amended, the “Management Compensation Policy Guidelines”), executives, managers and other key employees are eligible to earn annual non-equity incentive awards. Award opportunities vary by position and level in the organization. Annual non-equity incentive plan award targets for management generally consist of quantitative targets based on the Company’s financial performance goals and qualitative individual performance targets. The split between the financial targets and individual performance targets varies based on the role and level of seniority of an employee in the Company, with specific targets and weightings intended to correlate with the role or responsibilities of the relevant member of management.
Targets for the co-Chief Executive Officers are set by the Compensation Committee, and targets for the remaining Named Executive Officers are set by the co-Chief Executive Officers and recommended to the Compensation Committee for approval. In setting targets, the Compensation Committee’s approach is intended to have the Named Executive Officers be accountable for both the overall performance of the business and individual areas of responsibility in respect of key strategic or operational goals of the Company. Taking into consideration the Company’s capital structure and deleveraging strategy, the Compensation Committee believes that OIBDA and unlevered free cash flow are key financial metrics for measuring management’s performance as they are among the key measures the Company uses to evaluate its performance on a Company-wide basis. Unlevered free cash flow is measured as free cash flow before the payment of interest or commitment and guarantee fees on the Company’s senior debt. Because the Company has had the ability to pay a substantial portion of interest and fees under its senior debt in kind, measuring free cash flow before the payment of interest or fees eliminates any effect of electing to pay amounts in cash or in kind from the achievement of performance targets.
The target non-equity incentive plan award Named Executive Officers are eligible to earn is equal to 100% of base salary. In addition, Named Executive Officers have the opportunity to earn up to 200% of base salary for exceeding target levels within a specified range. They are not entitled to earn any non-equity incentive compensation if specified threshold levels are not achieved. The target, maximum and threshold levels for 2016 are set out in “2016 Compensation Decisions - Annual Non-equity Incentive Plan Targets” below.
While performance targets form the basis for awarding non-equity incentive plan compensation, the Compensation Committee believes that judgment is also an important factor and the Compensation Committee can exercise discretion in determining awards. Accordingly, the Compensation Committee may take factors such as unexpected macroeconomic events or the impact of significant changes in strategy into consideration and may reasonably determine ranges or absolute numbers above or below which awards may be earned in respect of specific performance targets. The Compensation Committee may also award discretionary bonuses or establish other performance criteria for purposes of creating incentives for the achievement of specific objectives in addition to the annual incentive plans. The Compensation Committee did not award any discretionary bonuses to Named Executive Officers in 2016.
Long-Term Equity Incentive Program
Each year the Compensation Committee reviews and has approved annual grants of equity incentive awards to the Named Executive Officers as well as other senior employees, including time-based restricted stock units, performance-based restricted stock units and options. Long-term equity incentives are an important element of the Company’s compensation programs. They are the most effective way to link the interests of management and shareholders, and to incentivize management to strive for continued shareholder value creation. The Compensation Committee has used time-based restricted stock units, which expose recipients to downside price risk, as the principal long-term incentive award. Following the Company’s successful financial turnaround in 2014 and 2015 and the recovery that has been occurring in our markets, the Compensation Committee has changed the mix of long-term equity incentives to Named Executive Officers to include performance-based restricted stock units under the 2015 LTIP as well as options, as described below and under “2016 Compensation Decisions - Long-term Equity Incentive Awards”.

In 2015 the Compensation Committee adopted a long-term incentive program (the “2015 LTIP”), which is a key component of the Company’s compensation programs. Under the 2015 LTIP, Named Executive Officers received a one-time target award with a payout opportunity that ranges between 0% and 200% of the target award of restricted stock units (which are set out below in the “Grants of Plan-based Awards” table) for the achievement of cumulative OIBDA and unlevered free cash flow targets over a four-year period. Under the 2015 LTIP, 50% of the award may be earned for achieving a cumulative four-year OIBDA target and 50% for achieving a cumulative four-year unlevered free cash flow target, in each case measured at constant currency rates set in the Company’s 2015 budget. Named Executive Officers have the opportunity to earn 25% of the target award following the second anniversary of the grant if a cumulative two-year target for both OIBDA and unlevered free cash flow are reached, and to earn 25% of the target award after the third anniversary of the grant if a cumulative three-year target for both OIBDA and unlevered free cash flow are reached. Any portion of the target award earned following the second or third anniversary will be netted off any award earned at the end of the performance period. The maximum payout is capped at 200% of the target amount; and in the event specified minimum cumulative thresholds for OIBDA or unlevered free cash flow are not achieved during the four-year period, no awards will be earned in respect of such target. The Compensation Committee does not intend to grant any further performance-based restricted stock unit awards before the end of the four-year performance period. Accordingly, the award made to each Named Executive Officer under the 2015 LTIP is intended to reflect the cumulative amount of such awards it may have otherwise made over such four-year period.
The types of awards granted and the levels are determined on the basis of an individual’s position in the organization and reflect a number of other considerations, including the role the individual plays in setting and achieving long-term company goals, the overall dilution represented by equity grants and the cost of such grants as reflected in our financial statements.

2016 Compensation Decisions
Overview
Since 2014, the Company has been transitioning its compensation practices in order to provide for a significant percentage of compensation, including equity-based compensation, that is at-risk by being tied to performance in order to more closely align the interest of management and the shareholders and incentivize management toward value creation and achieving the long-term goals of the Company.
We believe the strong financial results in 2016, including significant OIBDA growth and margin expansion, affirm the Company’s ability to deliver increased profitability. The ability of the Company to execute on its strategy and the steady progress it has made in deleveraging have positioned it to achieve more profitable growth in the future.
The graphs below illustrate the impact of this transition on the elements of compensation (adjusted as described below) of our co-Chief Executive Officers:

Performance-based Incentive Awards and Options (a)

Restricted Stock Unit Awards (time-based)

Annual Non-Equity Incentive Award

Annual Base Salary

a.
Includes performance-based restricted stock units, described under “Elements of Compensation - Long Term Equity Incentive Program”, and options, whose value depends on share price appreciation, with the grants in 2015 of such awards pro-rated over a four-year period.

Because the awards of performance-based restricted stock units and options in 2015 were one-time grants made in connection with the 2015 LTIP, they have been pro-rated over their four-year periods in the graphs above, which provides a more representative illustration of how these equity-based awards are regarded when annual grants of long-term equity incentives are under consideration.
Annual Base Salary
The Compensation Committee approved increases of between 3% and 6% in the base salary of Named Executive Officers with effect from January 1, 2016. During 2016 the Compensation Committee also agreed to adjust the base salary of the co-Chief Executive Officers to reflect a reallocation of an amount previously paid as other compensation, with effect from January 1, 2017.
After giving effect to the proration of the one-time awards made in 2015, base salaries on average accounted for 26% of the total direct compensation of our Named Executive Officers in 2016. (Total direct compensation consists of base salary, non-equity incentive plan awards and annual equity incentives based on the grant value.)

Annual Non-equity Incentive Plan Targets
In 2016, each Named Executive Officer was entitled to earn 75% of his non-equity incentive plan award for the achievement of quantitative financial targets based on the Company’s performance and 25% for the achievement of qualitative targets tied to individual performance. The quantitative targets consisted of Consolidated Budgeted OIBDA3 of US$ 142.8 million (with a weighting of 50%) and Budgeted Unlevered Free Cash Flow4 of US$ 86.1 million (with a weighting of 25%). Individual qualitative targets are based on achieving specific annual objectives, including business goals, completion of strategic initiatives, communications, and organizational and employee development.
Each of the Named Executive Officers was entitled to earn an award equal to 100% of target for the achievement of Consolidated Budgeted OIBDA, Budgeted Unlevered Free Cash Flow and individual performance targets, with the total opportunity to earn a non-equity incentive plan award ranging of between 0% and 200% of their annual base salary. If Consolidated Actual OIBDA5 reached US$ 152.8 million and Actual Unlevered Free Cash Flow6 reached US$ 96.1 million, each Named Executive Officer was entitled to earn an award of 200% of target bonus. No Named Executive Officer was entitled to earn any amount in respect of Consolidated Budgeted OIBDA in the event Consolidated Actual OIBDA was less than US$ 132.8 million or in respect of Budgeted Unlevered Free Cash Flow in the event Actual Unlevered Free Cash Flow was less than US$ 76.1 million.
The Compensation Committee measured the achievement of financial targets against the results delivered by the Company in respect of such targets for 2016, translated at exchange rates used in the Company’s 2016 budget in order to exclude the impact of exchange rate movements on internal performance targets. We use this approach because we believe that incentive targets should measure the underlying results of the business and management should be encouraged to make decisions that drive long-term value creation rather than to address short-term currency fluctuations or short-term non-recurring items. The Compensation Committee measures the achievement of individual performance targets against actual performance of the business or based on the Board-level assessments of the co-Chief Executive Officers and self-assessments by the other Named Executive Officer that are reviewed by the co-Chief Executive Officers, who make recommendations to the Compensation Committee.
2016 Non-equity Incentive Plan Awards
Each of the co-Chief Executive Officers earned a non-equity incentive plan award for 2016 of US$ 1.7 million. The Company achieved Consolidated Actual OIBDA of US$ 154.5 million and Actual Unlevered Free Cash Flow of US$ 101.3 million7, which exceeded the upper end of the range for earning a non-equity incentive plan award. The Compensation Committee determined that the individual performance targets had been achieved, which included the achievement of operating performance targets, diversifying revenues through the expansion of the share of revenues from carriage fees, implementing cost saving initiatives and effectively controlling costs, successfully refinancing the Company’s most expensive indebtedness at significantly reduced borrowing costs and extending its nearest maturing debt by one year, and overseeing the implementation of improvements to the management of the business through recruitment and development.
3 Consolidated Budgeted OIBDA is equal to consolidated OIBDA based on the Company’s 2016 budget, translated at exchange rates used in the Company’s 2016 budget.
4 Budgeted Unlevered Free Cash Flow is free cash flow before the payment of interest or commitment and guarantee fees on the Company’s senior debt based on the Company’s 2016 budget, translated at exchange rates used in the Company’s 2016 budget.
5 Consolidated Actual OIBDA is equal to actual consolidated OIBDA for the Company in 2016, translated at exchange rates used in the Company’s 2016 budget.
6 Actual Unlevered Free Cash Flow is unlevered free cash flow for the Company in 2016, translated at exchange rates used in the Company’s 2016 budget.
7 Because of the movements of the currencies of the markets in which we operate against the dollar in 2016, the reported OIBDA and unlevered free cash flow of the Company differ from the Consolidated Actual OIBDA and Actual Unlevered Free Cash Flow, which are measured at budgeted exchange rates.

The Chief Financial Officer earned a non-equity incentive plan award for 2016 of US$ 1.0 million. The Company achieved the Consolidated Actual OIBDA and Actual Unlevered Free Cash Flow set out above, which exceeded the upper end of the range for earning a non-equity incentive plan award. The Compensation Committee determined that the individual performance targets had been achieved, which included successful oversight of the Company’s financial reporting obligations and audit processes, contributing to the Company’s successful refinancing efforts, and continuing the implementation of improvements to the financial systems for better budgeting and planning performance.
The General Counsel earned a non-equity incentive plan award for 2016 of US$ 1.0 million. The Company achieved the Consolidated Actual OIBDA and Actual Unlevered Free Cash Flow set out above, which exceeded the upper end of the range for earning a non-equity incentive plan award. The Compensation Committee also determined that the individual performance targets had been achieved, which included providing effective advice to the co-Chief Executive Officers, the Board and its committees on a number of significant legal issues and strategic initiatives for the Company, successfully managing the negotiation and completion of a series of refinancing transactions, providing advice and assistance with respect to compliance and regulatory matters, and overseeing the expansion of the internal compliance program.
After giving effect to the proration of the one-time awards made in 2015, non-equity incentive plan awards on average accounted for 52% of the total direct compensation of our Named Executive Officers in 2016.
Long-Term Equity Incentive Awards
The Compensation Committee elected to award options as well as time-based restricted stock units to Named Executive Officers in 2016. These awards are consistent with the Compensation Committee’s objective of having a meaningful proportion of total compensation consist of equity-based compensation, which is designed to better align the interests of management with shareholders. In addition, because of the likelihood of continued pressure on the Company’s share price as a result of the Company’s financing activities and capital structure and the fact that the return to growth in the Company’s markets is expected to be gradual, the Compensation Committee believed that options were an effective compensation tool for purposes of share price appreciation.
The dates and values of the equity grants to Named Executive Officers are included in the “Grants of Plan-Based Awards” table below. One other employee was awarded options, and 13 other employees were awarded time-based restricted stock units. The options and the time-based awards vest in four equal instalments on each anniversary of the grant date.
After giving effect to the proration of the one-time awards made in 2015, equity incentive awards on average accounted for 22% of the total direct compensation of our Named Executive Officers in 2016.

Reported Pay versus Realized Pay
The reported pay of the co-Chief Executive Officers in the Summary Compensation Table below for 2015 is significantly higher than 2014 or 2016. This is due primarily to the decision to grant awards of performance-based restricted stock units under the 2015 LTIP. Since a substantial portion of reported compensation in the Summary Compensation Table below represents potential pay which is dependent on financial performance or share price performance, we believe it is useful to compare reported pay to realized pay as set forth below.
Amounts represent average reported total direct compensation of the co-Chief Executive Officers and average realized pay. Reported compensation consists of base salary, actual annual non-equity incentive plan compensation awarded, the grant date fair value of stock awards and option awards and other compensation. Realized compensation includes base salary, actual non-equity incentive plan compensation awarded, the value of stock awards settled in the relevant year the value of stock options exercised in the applicable year, and other compensation.
In view of the expectation that the grants made under the 2015 LTIP will not be repeated and the overall approach to grants of other equity-based awards, the Compensation Committee believes that the trend in realized pay is more representative of the development of the compensation of the co-Chief Executive Officers.
Peer Group Companies
The Compensation Committee may consider a peer group of companies when making certain decisions regarding compensation. The peer group may be used as an input for such compensation elements as base salary, performance-based awards and total direct compensation as well as to benchmark the competitiveness of the Company’s compensation plans.

This peer group was developed in 2014 with independent compensation consultant Clearbridge Compensation Group (as described below under “Other Compensation Practices and Policies - Compensation Committee Consultants”) and management of the Company in connection with a process to develop benchmarks for the executive compensation program of the co-Chief Executive Officers at that time. The group consists of publicly traded companies primarily in the U.S. and was generally established on the basis of the following selection criteria: (i) companies in industries or businesses similar to the Company and (ii) companies having a comparable size as the Company (based primarily on revenues and enterprise value with consideration of market capitalization as well). The following companies comprise the peer group:

Discovery Networks International (1)	Sinclair Broadcast Group, Inc.	Nexstar Broadcasting Group Inc.
Modern Times Group	AMC Networks Inc.	The E.W. Scripps Company
Gray Television Inc.	Atresmedia Corporación	Radio One Inc.

(1)	Represents the international division of Discovery Communications Inc.
No changes were made to the peer group in 2016 other than exclusion of the following companies: Starz Inc, which was acquired; Crown Media Holdings Inc., which was taken private; and Media General Inc., which was acquired by Nexstar Broadcasting Group. In view of the improved financial results of the Company as well as a number of changes in the existing peer group resulting from acquisitions, the Compensation Committee is working with Clearbridge Compensation Group to modify the composition of its peer group of companies.
Other Compensation Practices and Policies
Executive Compensation Recoupment
The Company has a policy that permits the Compensation Committee to seek recovery of payments of incentive plan compensation awards and bonuses of Named Executive Officers and certain other covered senior executives if the Company is required to restate its financial statements (other than due to a change in accounting rules) or if the performance results leading to a payment of incentive compensation are subject to a material downward adjustment. For purposes of this policy, payment of incentive compensation includes awards of equity compensation under the Company’s 2015 Stock Incentive Plan or its Amended and Restated Stock Incentive Plan, under which equity awards were granted prior to June 2015. Under this policy, the Compensation Committee has discretion to determine what action it believes is appropriate, which may include recovery or cancellation of all or a portion of incentive payments, and may consider a number of factors in determining whether to seek recovery, including the degree of responsibility of a covered executive, the amount of excess compensation paid, the costs associated with recovery of compensation, applicable law and other actions the Company or third parties have taken.
Stock Ownership Guidelines
We encourage stock ownership by executives and directors but do not have formal stock ownership guidelines. Under the Company’s insider trading policy, officers, directors, employees and their related persons may not trade in options, warrants, puts and calls or similar instruments on the Company’s shares of Class A Common Stock and other securities and may not sell such shares short. The insider trading policy also requires executives and directors to pre-clear pledges of shares and restricts the ability of executives and directors to pledge shares while they are in possession of material inside information.
Severance
As is customary in our markets, all of our Named Executive Officers have employment agreements with us or one of our subsidiaries and these agreements provide for compensation in the event of involuntary termination. These termination payments, which are typically defined by local practice and are generally derived from the notice period or term of the relevant employment agreement, were negotiated with each Named Executive Officer individually and do not conform to a single policy. The basis for and value of these termination payments is further described and quantified under “Potential Payments Upon Termination or Change of Control” below.

Compensation Committee Consultants
During the third quarter of 2014, the Compensation Committee retained Clearbridge Compensation Group (“Clearbridge”) to serve as an independent advisor on executive compensation matters as well as on compensation plans or programs that are subject to the review or approval of the Compensation Committee. Clearbridge was retained by, and reports directly to, the Compensation Committee and the Compensation Committee has the sole authority to retain and terminate Clearbridge and to approve the terms of its retention and fees. The Compensation Committee assessed the independence of Clearbridge and believes that Clearbridge is independent. All of the work performed by Clearbridge was at the request of the Compensation Committee and Clearbridge has not done any other work for the Company. Clearbridge continued to provide ad hoc advice and recommendations to the Compensation Committee on the Company’s compensation program in 2016.
Role of Executives in Establishing Compensation
The co-Chief Executive Officers, the Chief Financial Officer, the General Counsel and other members of senior management have participated in the development and implementation of certain executive compensation programs, particularly the annual incentive and long-term equity incentive programs in the Management Compensation Policy Guidelines, and the establishment of annual targets. The Management Compensation Policy Guidelines and amendments to it are reviewed by the co-Chief Executive Officers and submitted to the Compensation Committee for its review and approval. Certain executives, including the co-Chief Executive Officers, may be invited to attend meetings of the Compensation Committee to discuss Company compensation programs; in addition, the General Counsel may be invited to attend meetings in his capacity as Company Secretary. While these executives may be asked to provide input and perspective, only Compensation Committee members vote on executive compensation matters. These decisions take place when no members of management are in attendance.
Compensation Risk Assessment
In establishing and reviewing executive compensation, the Compensation Committee believes that executive compensation has been designed and allocated among base salary and short- and long-term incentive compensation in a manner that does not encourage excessive risk-taking by management that may harm the value of the Company, reward poor judgment or is reasonably likely to have a material adverse effect on the Company.
Base salaries are designed to be consistent with an executive’s responsibilities and to provide sufficient financial security as a proportion of total compensation so as not to promote unnecessary or excessive risk-taking when earning compensation under the Company’s incentive compensation programs. The mix of incentives under those compensation programs is designed to mitigate potential risks without dampening their incentive nature.
In that regard, the Compensation Committee believes that a number of aspects of the Company’s compensation programs substantially mitigate the risk of short-term risk taking at the expense of long-term performance. First, the Compensation Committee believes the annual budgeting process results in the establishment of annual targets that are based on a longer-term strategic vision for the Company and sustainable value creation. Second, having several targets that serve different goals mitigates the risk that certain Company strategic objectives will be achieved (e.g., audience share or market share leadership) at the expense of others (e.g., controlling costs and generating positive free cash flow) and having to achieve a threshold level of Consolidated Budgeted OIBDA and Budgeted Unlevered Free Cash Flow in order to earn a non-equity incentive plan award limits the amount of such awards that can be earned in the event of poor overall Company performance. This encourages management to focus on sustained profitable revenue generation. Third, rewarding Named Executive Officers substantially on the basis of achieving Company-wide targets ensures that they are focused on the performance of the Company as a whole. While rewarding senior executives of the Company's operating segments for operating performance may result in risk taking, their targets have also been designed to serve different goals, which mitigate this possibility. Moreover, provisions in our Management Compensation Policy Guidelines that permit senior executives to be rewarded for qualitative performance reasons can reduce the influence of formulae in the determination of quantitative performance awards. Fourth, providing a significant earning opportunity to the Named Executive Officers through the 2015 LTIP and awards of options requires that the Named Executive Officers achieve long-term value creation by delivering anticipated financial performance over a multi-year period and achieving meaningful share price appreciation. Finally, we can seek to recoup incentive compensation under the Executive Compensation Recoupment Policy.

The Compensation Committee continues to believe that an appropriate balance of compensation elements will support the achievement of competitive revenues and earnings in variable economic and industry conditions without undue risk.
Equity Granting Policy
Recognizing the importance of adhering to appropriate practices and procedures when granting equity awards, our equity granting policy establishes the following practices:

•	Decisions to award equity grants should only be taken during a period when trading in our shares is permitted in accordance with our Insider Trading Policy.

•
All grants to Section 16 officers, including grants to new hires, must be approved at a meeting of the Compensation Committee, including telephonic meetings, and may not occur through action by unanimous written consent.

•
The grant date of any equity award approved at a meeting of the Compensation Committee shall be the date of such meeting or, in connection with an anticipated hire or an award to be granted in several installments, a future date established by the Compensation Committee at such meeting, subject to employment commencing.

•	The exercise price for all option awards shall not be less than the closing price of our shares on the date of grant.
Say-on-Pay Proposals
At the Company’s 2011 annual general meeting, shareholders voted on an advisory proposal as to the frequency with which the Company should conduct an advisory vote on executive compensation (a “say-on-pay proposal”). At that meeting, 92.3% of votes cast were in favor of holding such a vote once every three years and the Company intends to hold such vote every three years. At the 2014 annual general meeting, shareholders had an opportunity to vote on executive compensation as disclosed in the 2014 proxy statement. Of the votes cast on the say-on-pay proposal, 92.8% were voted in favor of the proposal. The Compensation Committee considered the results of this advisory vote and it believes that it affirms shareholders’ support of the Company’s approach to executive compensation. The Company will continue to consider the outcome of say-on-pay votes when making future compensation decisions for Named Executive Officers.
Impact of Tax and Accounting on Compensation Decisions
As a general matter, the Compensation Committee gives due regard to the various tax and accounting implications of compensation vehicles employed by us. When determining amounts of long-term incentive compensation to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification 718, “Compensation - Stock Compensation” (“ASC 718”), grants of stock options, restricted stock and restricted stock units permitted pursuant to the Stock Incentive Plan result in an accounting charge. The accounting charge is equal to the fair value of the number of instruments being issued that are expected to vest. For stock options, the cost is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model multiplied by the number of options that are expected to vest. For restricted stock or restricted stock units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted that are expected to vest. This expense is amortized over the requisite service or vesting period.
The Compensation Committee also considers the tax implications of its programs, both to us and to the participants. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business rather than by tax policy. Therefore, the Compensation Committee may make pay decisions that result in certain tax inefficiencies.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with management, based on our review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2016.
Submitted by:
JOHN K. BILLOCK
BRUCE MAGGIN
KELLI TURNER
MEMBERS OF THE COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee has been an officer of the Company or of any of our subsidiaries, or had any relationship with us other than serving as a director. In addition, none of our executive officers served as a director or member of the compensation committee of any other entity one of whose executive officers serves as one of our directors or as a member of the Compensation Committee. The members of the Compensation Committee do not have any relationship that is required to be disclosed under this caption pursuant to SEC rules and regulations. There were no interlocks or other relationships among our executive officers and directors.
SUMMARY COMPENSATION TABLE
The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company’s co-Chief Executive Officers, the Chief Financial Officer and the General Counsel, who were the only executive officers who served in such capacities on December 31, 2016 (collectively, the “Named Executive Officers”), for services rendered while such person was serving as a Named Executive Officer for our last three fiscal years. No non-qualified deferred compensation or bonuses were awarded to any Named Executive Officer in 2016, 2015 or 2014.
Amounts of salary, non-equity incentive plan compensation and all other compensation earned by each Named Executive Officer in a currency other than U.S. dollars have been translated using the average exchange rate for 2016, 2015 or 2014, as applicable.

	Year	Salary (US$)	Stock Awards (US$) (1)	Option Awards (US$) (1)	Non-Equity Incentive Plan Compensation (US$) (2)	All Other Compensation (US$)		Total Compensation (US$)
Michael Del Nin co-Chief Executive Officer	2016	850,000	200,008	200,001	1,700,000	182,077	(3)	3,132,085
	2015	800,000	1,000,011	770,500	1,600,000	174,786	(4)	4,345,297
	2014	800,000	873,253	—	1,600,000	226,195	(5)	3,499,448
Christoph Mainusch co-Chief Executive Officer	2016	850,000	200,008	200,001	1,700,000	148,773	(6)	3,098,782
	2015	800,000	1,000,011	770,500	1,600,000	148,048	(7)	4,318,559
	2014	800,000	873,253	—	1,600,000	156,751	(8)	3,430,004
David Sturgeon Chief Financial Officer	2016	515,000	80,009	80,000	1,030,000	132,905	(9)	1,837,914
	2015	500,000	400,009	308,200	1,000,000	132,630	(10)	2,340,839
	2014	448,277	250,011	—	1,000,000	159,648	(11)	1,857,936
Daniel Penn General Counsel	2016	514,816	100,004	100,000	1,040,000	12,714	(12)	1,767,534
	2015	512,068	500,016	385,250	1,024,136	12,202	(12)	2,433,672
	2014	551,622	275,003	—	1,103,244	11,043	(12)	1,940,912

(1)
These amounts reflect aggregate grant date fair value of restricted stock units and options granted during the fiscal years ended December 31, 2016, 2015 and 2014 under the 2015 Stock Incentive Plan and the Amended and Restated Stock Incentive Plan, as applicable, in accordance with ASC 718. Assumptions used in the calculation of the aggregate grant date fair value are included in Part II, Item 8, Note 16 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	Information in respect of non-equity incentive plan awards is summarized below for each Named Executive Officer

(3)
Represents US$ 68,588 for overseas housing allowance, US$ 35,357 for school fees, US$ 31,218 for tax return preparation fees, US$ 30,000 for ground transportation, and US$ 16,914 for health and life insurance benefits.

(4)
Represents US$ 68,261 for overseas housing allowance, US$ 35,568 for school fees, US$ 30,000 for ground transportation, US$ 20,552 for health and life insurance benefits and US$ 20,405 for tax return preparation fees.

(5)
Represents US$ 75,000 for relocation expenses, US$ 67,463 for overseas housing allowance, US$ 30,000 for ground transportation, US$ 27,538 for health and life insurance benefits, US$ 25,694 for school fees and US$ 500 for tax return preparation fees.

(6)
Represents US$ 68,588 for overseas housing allowance, US$ 30,000 for ground transportation, US$ 20,097 for school fees, US$ 23,952 for health and life insurance benefits and US$ 6,136 for tax return preparation fees.

(7)
Represents US$ 68,261 for overseas housing allowance, US$ 30,000 for ground transportation, US$ 23,422 for school fees, US$ 20,695 for health and life insurance benefits and US$ 5,670 for tax return preparation fees.

(8)
Represents US$ 80,955 for overseas housing allowance, US$ 30,000 for ground transportation, US$ 23,872 for school fees, US$ 21,592 for health and life insurance benefits and US$ 332 for tax return preparation fees.

(9)	Represents US$ 89,496 for school fees, US$ 23,808 for health and life insurance benefits, US$ 18,000 for ground transportation and US$ 1,601 for tax return preparation fees.

(10)	Represents US$ 86,707 for school fees, US$ 26,314 for health and life insurance benefits, US$ 18,000 for ground transportation and US$ 1,609 for tax return preparation fees.

(11)
Represents US$ 94,851 for school fees, US$ 29,876 for overseas housing allowance, US$ 22,496 for health and life insurance benefits, US$ 10,500 for ground transportation and US$ 1,925 for tax return preparation fees.

(12)	Represents health and life insurance benefits.
Michael Del Nin
Mr. Del Nin has served as co-Chief Executive Officer since September 16, 2013 and is compensated pursuant to an employment agreement with CME Media Services Limited, a wholly owned subsidiary of the Company, originally dated November 11, 2013, as amended. From January 1, 2017, Mr. Del Nin is entitled to receive an annual salary of US$ 910,000.
In 2016, Mr. Del Nin earned a non-equity incentive plan award of US$ 1.7 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Mr. Del Nin earned awards of US$ 1.6 million in 2015 and 2014 for the achievement of qualitative targets set by the Compensation Committee for those years.

Mr. Del Nin’s amended employment agreement provides for a ground transportation allowance as well as medical, disability and life insurance benefits. See footnotes (3) to (5) of the Summary Compensation Table for additional information on his compensation. Mr. Del Nin’s amended employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.
Christoph Mainusch
Mr. Mainusch has served as co-Chief Executive Officer since September 16, 2013 and is compensated pursuant to an employment agreement with CME Media Services Limited originally dated November 11, 2013, as amended. From January 1, 2017 Mr. Mainusch is entitled to receive an annual salary of US$ 910,000.
In 2016, Mr. Mainusch earned a non-equity incentive plan award of US$ 1.7 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Mr. Mainusch earned awards of US$ 1.6 million in 2015 and 2014 for the achievement of qualitative targets set by the Compensation Committee for those years.
Mr. Mainusch’s amended employment agreement provides for a ground transportation allowance as well as medical, disability and life insurance benefits. See footnotes (6) to (8) of the Summary Compensation Table for additional information on his compensation. Mr. Mainusch’s amended employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.
David Sturgeon
Mr. Sturgeon has served as Chief Financial Officer since June 5, 2014 and is compensated pursuant to an employment agreement with CME Media Services Limited, as amended. Prior to his appointment as Chief Financial Officer, Mr. Sturgeon served as acting CFO of the Company. From January 1, 2017, Mr. Sturgeon is entitled to receive an annual salary of US$ 530,000.
In 2016, Mr. Sturgeon earned a non-equity incentive plan award of US$ 1.0 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Mr. Sturgeon earned a non-equity incentive plan award of US$ 1.0 million in 2015 and 2014 for the achievement of qualitative targets set by the Compensation Committee for those years.
Mr. Sturgeon’s employment agreement provides for a ground transportation allowance as well as medical, disability and life insurance benefits. See footnotes (9) to (11) of the Summary Compensation Table for additional information on his compensation. Mr. Sturgeon’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.
Daniel Penn
Mr. Penn serves as General Counsel and is compensated pursuant to an employment agreement with CME Media Services Limited dated February 20, 2012, as amended. From January 1, 2017, Mr. Penn is entitled to receive an annual salary of US$ 536,000.
In 2016, Mr. Penn earned a non-equity incentive plan award of US$ 1.0 million based on meeting quantitative and qualitative performance targets described in the Compensation Discussion and Analysis section above. Mr. Penn earned a non-equity incentive plan award of US$ 1.0 million in 2015 and US$ 1.1 million in 2014 for the achievement of qualitative targets set by the Compensation Committee for those years.
Mr. Penn’s employment agreement provides for medical, disability and life insurance benefits. See footnote (12) of the Summary Compensation Table for additional information on his compensation. Mr. Penn’s employment agreement also contains non-competition provisions applicable for a 12-month period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

GRANTS OF PLAN BASED AWARDS
The following table sets forth information with respect to non-equity incentive plan, stock and option awards granted to the Named Executive Officers during the fiscal year ended December 31, 2016. No Named Executive Officer was granted a non-equity incentive plan award in 2016 whose payout would be earned in whole or in part in a future year, and no equity incentive plan awards were granted in 2016. Foreign currency amounts in the table below have been translated using the average exchange rate for the year ended December 31, 2016.

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards (2)		All Other Option Awards			Grant Date Fair Value of Stock and Option Awards (US$)(3)
	Target (US$)	Maximum (US$)	Number of Shares of Stock or Units	Grant Date	Number of Securities Underlying Options	Grant Date	Exercise Price of Option Awards (US$)
Michael Del Nin	850,000	1,700,000	81,304	March 7, 2016	128,560	March 7, 2016	2.46	400,009
Christoph Mainusch	850,000	1,700,000	81,304	March 7, 2016	128,560	March 7, 2016	2.46	400,009
David Sturgeon	515,000	1,030,000	32,524	March 7, 2016	51,424	March 7, 2016	2.46	160,009
Daniel Penn	520,000	1,040,000	40,652	March 7, 2016	64,280	March 7, 2016	2.46	200,004

(1)
Calculated using the criteria set out in “2016 Compensation Decisions - Non-Equity Incentive Plan Award Targets" in the Compensation Discussion and Analysis section of this proxy statement. There are no threshold amounts if minimum target levels are not achieved. Named Executive Officers are entitled to receive the target payout of their awards if the targets are achieved and the maximum payout if the targets are exceeded as set forth in the Compensation Discussion and Analysis section.

(2)	Consists of grants of time-based restricted stock units.

(3)
Includes all equity granted to each Named Executive Officer in 2016. Grant date fair value was determined using the methodology provided by ASC 718. For a discussion of the assumptions underlying the valuation of employee stock compensation, see Part II, Item 8, Note 16 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016
The following tables set forth information with respect to restricted stock units and options granted to the Named Executive Officers and outstanding at December 31, 2016.
Restricted stock units with time-based vesting and options vest in four equal installments on each anniversary of the date of grant. Restricted stock units with performance-based vesting are eligible for vesting in accordance with the performance criteria of the 2015 LTIP described in the Compensation Discussion and Analysis Section above under “Compensation Design and Elements of Compensation - Long-term Equity Incentive Program”.

	Stock Awards
	Grant date	Number of Units of Stock that have not Vested (1)	Market Value of Units of Stock that have not Vested (US$) (1)(2)	Equity Incentive Plan Awards: Number of unearned Units that have not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of unearned Units that have not Vested (US$) (2)(3)
Michael Del Nin	March 3, 2014	35,630	90,857	—	—
	June 2, 2014	100,924	257,356	—	—
	March 13, 2015	56,181	143,262	299,628	764,051
	March 7, 2016	81,304	207,325	—	—

Christoph Mainusch	March 3, 2014	35,630	90,857	—	—
	June 2, 2014	100,924	257,356	—	—
	March 13, 2015	56,181	143,262	299,628	764,051
	March 7, 2016	81,304	207,325	—	—

David Sturgeon	June 12, 2013	5,000	12,750	20,000	51,000
	June 2, 2014	44,016	112,241	—	—
	March 13, 2015	22,473	57,306	119,852	305,623
	March 7, 2016	32,524	82,936	—	—

Daniel Penn	June 12, 2013	10,000	25,500	40,000	102,000
	June 2, 2014	48,416	123,461	—	—
	March 13, 2015	28,092	71,635	149,816	382,031
	March 7, 2016	40,652	103,663	—	—

(1)	Consists of grants of time-based restricted stock units.

(2)	The market value of unvested units is equal to the product of the number of unvested units and the closing price of our Class A Common Stock on December 31, 2016.

(3)	Consists of performance-based restricted stock units.

	Option Awards
	Grant date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (US$)	Option Expiration Date
Michael Del Nin	June 2, 2015	125,000	375,000	2.29	June 1, 2025
	March 7, 2016	—	128,560	2.46	March 6, 2026

Christoph Mainusch	June 2, 2015	125,000	375,000	2.29	June 1, 2025
	March 7, 2016	—	128,560	2.46	March 6, 2026

David Sturgeon	June 2, 2015	50,000	150,000	2.29	June 1, 2025
	March 7, 2016	—	51,424	2.46	March 6, 2026

Daniel Penn	June 2, 2015	62,500	187,500	2.29	June 1, 2025
	March 7, 2016	—	64,280	2.46	March 6, 2026

STOCK VESTED
Set out below is information regarding restricted stock units that vested during the fiscal year ended December 31, 2016. No options held by Named Executive Officer were exercised during the year ended December 31, 2016.

	Stock Vested
	Grant Date	Number of Shares of Stock Acquired upon Vesting of Units	Market Value of Units of Stock that have Vested (US$)(1)
Michael Del Nin	March 3, 2014	17,815	44,003
	June 2, 2014	50,462	125,650
	March 13, 2015	18,727	45,507

Christoph Mainusch	March 3, 2014	17,815	44,003
	June 2, 2014	50,462	125,650
	March 13, 2015	18,727	45,507

David Sturgeon	June 14, 2012	3,750	8,550
	June 12, 2013	5,000	11,300
	June 25, 2013	6,494	13,378
	June 2, 2014	22,008	54,800
	March 13, 2015	7,491	18,203

Daniel Penn	June 14, 2012	12,500	28,500
	June 12, 2013	10,000	22,600
	June 25, 2013	9,972	20,542
	June 2, 2014	24,208	60,278
	March 13, 2015	9,364	22,755

(1)
The market value of units of stock that have vested was determined by multiplying the number of units of stock that vested by the closing price of our Class A Common Stock on the date such stock was vested.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL
Set out below is information reflecting compensation that may be payable to each of the Named Executive Officers in the event of the voluntary termination, involuntary termination (other than for cause) or termination for cause of such Named Executive Officer’s employment.
We do not have any severance agreement or any agreement providing for any specific payments (commonly referred to as “parachute payments”) upon a change of control with any Named Executive Officer. However, equity incentive awards granted to Named Executive Officers automatically become vested on a change of control pursuant to the Amended and Restated Stock Incentive Plan or the corresponding award agreement in respect of awards granted under the 2015 Stock Incentive Plan. A “change of control” for purposes hereof refers to certain corporate transactions or other events (including a sale of substantially all of the assets of the Company and a merger or consolidation where the Company is not the surviving entity) as set forth in the 2015 Stock Incentive Plan or the Company’s award agreements that are customarily regarded as a change of control and excludes certain capital transactions involving Time Warner Inc.
The amounts shown below assume that such termination or change of control was effective as of December 31, 2016. The amounts do not include salary earned through such period or non-equity incentive plan compensation for any Named Executive Officers actually awarded in respect of the year ended December 31, 2016 (each of which is reflected in the Summary Compensation Table), or accrued vacation days. Restricted stock unit values represent the closing price of shares of our Class A Common Stock on December 31, 2016. Option values represent the difference between the closing price of shares of our Class A Common Stock on December 31, 2016 and the exercise price of such options. The numbers presented below are for illustrative purposes. Actual amounts that may be payable or will be paid can only be determined at the time of separation of a Named Executive Officer from the Company.

Michael Del Nin
Payments under employment agreement
Mr. Del Nin has an employment agreement for an indefinite term. Pursuant to Mr. Del Nin’s employment agreement, we may terminate his employment at any time without cause. Mr. Del Nin may terminate his employment agreement in the event of uncured material breaches by us (“Good Reason”). If we give notice of termination to Mr. Del Nin (other than for cause) or if he terminates for Good Reason, the Company shall make a payment equal to (i) two times his annual salary and (ii) two times the average non-equity incentive plan award paid to him for the two years prior to such termination. Assuming a termination date of December 31, 2016, Mr. Del Nin would be entitled to receive US$ 4.9 million, subject to deductions for social insurance and other withholdings. Mr. Del Nin is also entitled to medical and dental insurance for a period of 12 months following termination.
Mr. Del Nin may also terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2016, Mr. Del Nin would be entitled to receive US$ 850,000, subject to deductions for social insurance and other withholdings.
In the event we terminate Mr. Del Nin’s employment due to cause, he is not entitled to receive any additional remuneration.
Equity
If we give notice of termination to Mr. Del Nin (other than for cause) or if he terminates for Good Reason, all time-based equity awards granted to Mr. Del Nin would vest and become immediately exercisable. In addition, any performance conditions for performance-based restricted stock units shall lapse and a pro-rated amount of performance restricted stock units calculated pursuant to the underlying award agreement would vest. Pursuant to the underlying award agreements, performance levels for any not yet completed periods shall be assumed to be equal to target levels set for such periods.
If Mr. Del Nin terminates for other than Good Reason, all restricted stock units and unvested options awarded to Mr. Del Nin shall immediately terminate on the date of such termination. Any options issued to Mr. Del Nin that have vested as of the date of such termination may be exercised for a period of three months following such termination date.
In the event we terminate Mr. Del Nin’s employment due to cause, all vested but unexercised and unvested options granted to him shall immediately terminate.
In the event of a change of control, all equity awards granted to Mr. Del Nin would vest and options would become immediately exercisable pursuant to Mr. Del Nin's equity award agreements.
On December 31, 2016, the value of all unvested equity awards granted to Mr. Del Nin was US$ 1,462,851 and the value of all vested options was US$ 32,500.
Christoph Mainusch
Payments under employment agreement
Mr. Mainusch has an employment agreement for an indefinite term. Pursuant to Mr. Mainusch’s employment agreement, we may terminate his employment at any time without cause. Mr. Mainusch may terminate his employment agreement for Good Reason. If we give notice of termination to Mr. Mainusch (other than for cause) or if he terminates for Good Reason, the Company shall make a payment equal to (i) two times his annual salary and (ii) two times the average non-equity incentive plan award paid to him for the two years prior to such termination. Assuming a termination date of December 31, 2016, Mr. Mainusch would be entitled to receive US$ 4.9 million, subject to deductions for social insurance and other withholdings. Mr. Mainusch is also entitled to medical and dental insurance for a period of 12 months following termination.

Mr. Mainusch may also terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2016, Mr. Mainusch would be entitled to receive US$ 850,000, subject to deductions for social insurance and other withholdings.
In the event we terminate Mr. Mainusch’s employment due to cause, he is not entitled to receive any additional remuneration.
Equity
If we give notice of termination to Mr. Mainusch (other than for cause) or if he terminates for Good Reason, all time-based equity awards granted to Mr. Mainusch would vest and become immediately exercisable. In addition, any performance conditions for performance-based restricted stock units shall lapse and a pro-rated amount of performance restricted stock units calculated pursuant to the underlying award agreement would vest. Pursuant to the underlying award agreements, performance levels for any not yet completed periods shall be assumed to be equal to target levels set for such periods.
If Mr. Mainusch terminates for other than Good Reason, all restricted stock units and unvested options awarded to Mr. Mainusch shall immediately terminate on the date of such termination. Any options issued to Mr. Mainusch that have vested as of the date of such termination may be exercised for a period of three months following such termination date.
In the event we terminate Mr. Mainusch’s employment due to cause, all vested but unexercised and unvested options granted to him shall immediately terminate.
In the event of a change of control, all equity awards granted to Mr. Mainusch would vest and options would become immediately exercisable pursuant to Mr. Mainusch’s equity award agreements.
On December 31, 2016, the value of all unvested equity awards granted to Mr. Mainusch was US$ 1,462,851 and the value of all vested options was US$ 32,500.
David Sturgeon
Payments under employment agreement
Mr. Sturgeon has an employment agreement for an indefinite term. We may terminate Mr. Sturgeon’s employment without cause on 12 months’ notice. Mr. Sturgeon may terminate his employment for Good Reason. If we give notice of termination to Mr. Sturgeon (other than for cause) or Mr. Sturgeon terminates for Good Reason, the Company will make payment in lieu of notice equal to 12 months of salary. Mr. Sturgeon is also entitled to an amount equal to (i) his annual target bonus (as defined in his employment agreement) and (ii) his annual target bonus pro-rated to the termination date. Assuming a termination date of December 31, 2016, Mr. Sturgeon would be entitled to US$ 1.0 million, subject to deductions for social insurance and other withholdings. Mr. Sturgeon is also entitled to medical and dental insurance for a period of 12 months following termination.
Mr. Sturgeon may also terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Sturgeon is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2016, Mr. Sturgeon would be entitled to receive US$ 515,000, subject to deductions for social security and other withholdings.
In the event we terminate Mr. Sturgeon’s employment due to cause, he is not entitled to receive any additional remuneration.

Equity
The terms of Mr. Sturgeon’s equity award agreements do not provide for the vesting of any awards on termination. Any restricted stock units and unvested options awarded to Mr. Sturgeon shall immediately terminate on the date of his termination. Any options issued to Mr. Sturgeon that have vested as of a date of termination (other than for cause) may be exercised for a period of three months following such termination date.
In the event of a change of control, all restricted stock units and options granted to Mr. Sturgeon would vest and become immediately exercisable pursuant to Mr. Sturgeon’s equity award agreements.
On December 31, 2016, the value of all unvested equity awards granted to Mr. Sturgeon was US$ 570,856 and the value of all vested options was US$ 13,000.
Daniel Penn
Payments under employment agreement
Mr. Penn has an employment agreement for an indefinite term. Pursuant to Mr. Penn’s employment agreement, we may terminate Mr. Penn’s employment without cause on 12 months’ notice. Mr. Penn may terminate his employment for Good Reason. If we give notice of termination to Mr. Penn (other than for cause) or if Mr. Penn terminates for Good Reason, the Company will make payment in lieu of notice equal to 12 months of salary. Mr. Penn is also entitled to an amount equal to (i) his annual target bonus (as defined in his employment agreement), (ii) his vacation days in respect of the notice period plus accrued vacation days and (iii) his annual target bonus, pro-rated to the termination date. Assuming a termination date of December 31, 2016, Mr. Penn would be entitled to receive approximately US$ 1.1 million, subject to deductions for social insurance and other withholdings. Mr. Penn is also entitled to medical and dental insurance for a period of 12 months following termination.
Mr. Penn may also terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the portion of the notice period remaining at the time the Company makes this election. Mr. Penn is also entitled to receive any earned but unpaid bonuses awarded in accordance with his employment agreement and payment for accrued vacation days. Assuming we elect to make payment in lieu of notice for the entire notice period and a termination date of December 31, 2016, Mr. Penn would be entitled to receive US$ 520,000, subject to deductions for social insurance and other withholdings.
In the event we terminate Mr. Penn’s employment due to cause, he is not entitled to receive any additional remuneration.
Equity
The terms of Mr. Penn’s equity award agreements do not provide for the vesting of any awards on termination. Any restricted stock units and unvested options awarded to Mr. Penn shall immediately terminate on the date of his termination. Any options issued to Mr. Penn that have vested as of a date of termination (other than for cause) may be exercised for a period of three months following such termination date.
In the event of a change of control, all restricted stock units and options granted to Mr. Penn would become immediately exercisable pursuant to Mr. Penn’s equity award agreements.
On December 31, 2016, the value of all unvested equity awards granted to Mr. Penn was US$ 706,290 and the value of all vested options was US$ 16,250.
DIRECTOR COMPENSATION
We use a combination of cash and equity to compensate non-employee directors. Each non-employee director is entitled to receive a cash fee of US$ 65,000 per annum. In addition, Mr. Billock receives a cash fee of US$ 25,000 per annum as Chairman and the chair of each of our standing committees receives an additional cash fee of US$ 5,000 per annum. Members of the Audit Committee are paid a cash fee of US$ 12,000 per annum. Members of the Compensation Committee and members of the Corporate Governance/Nominating Committee are paid a cash fee of US$ 5,000 per annum. See the Corporate Governance and Board of Director Matters section of this proxy statement for additional information on committee membership.

The following table sets forth information in respect of compensation paid to directors for the year ended December 31, 2016, including grants of restricted stock units. We do not have any non-equity incentive compensation plans or non-qualified deferred compensation earnings and directors received no other compensation. Messrs. Cappuccio, Shapiro, Zeiler and Ms. Knobloch declined any director compensation.

	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)(1)	Total Compensation (US$)
John K. Billock	95,000	65,001	160,001
Charles Frank	77,000	65,001	142,001
Alfred Langer	87,000	65,001	152,001
Bruce Maggin	80,000	65,001	145,001
Parm Sandhu	87,000	65,001	152,001
Kelli Turner	82,000	65,001	147,001

(1)
These amounts reflect aggregate grant date fair value of restricted stock unit awards granted during the fiscal year ended December 31, 2016 pursuant to the 2015 Stock Incentive Plan in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 16 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. All directors elected at the 2016 Annual General Meeting were awarded restricted stock units having a value of approximately US$ 65,000 on the date of grant, other than those who declined director compensation. Such stock units have a one-year vesting period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 28, 2017 with respect to the beneficial ownership of shares of our outstanding voting securities of (i) each Named Executive Officer, (ii) each director and director nominee, (iii) all directors, director nominees and executive officers as a group and (iv) each shareholder known by us to beneficially own more than 5% of any class of our outstanding voting securities. Our outstanding voting securities are comprised of 144,426,566 shares of Class A Common Stock and a share of Series A Convertible Preferred Stock (the “Series A Preferred Share”), which is entitled to one vote for each 11,211,449 shares of Class A Common Stock into which it is convertible. Our other authorized classes of capital stock include (i) the Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”), of which there are 200,000 shares outstanding (which are non-voting except in certain limited circumstances) and which are convertible into shares of Class A Common Stock at the option of Time Warner Inc. and (ii) Class B Common Stock, of which there are no shares outstanding. See Note 3 and Note 9 below for additional information.
In computing the number and percentage of shares owned by each shareholder, we have included any shares of Class A Common Stock that could be acquired within 60 days of April 28, 2017 by the exercise of stock options, the exercise of warrants, the vesting of restricted stock units or the conversion of shares of Series B Preferred Stock. These shares, however, are not counted in computing the percentage ownership of any other shareholder. Except as otherwise noted, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such shareholder.

	Beneficial Ownership
Name of Beneficial Owner	Class A Common Stock	Options and RSUs (1)	Warrants (2)	Series B Preferred Stock (3)	% Ownership
Hans-Holger Albrecht	—	—	—	—	--
John K. Billock	51,272	28,635	—	—	*
Paul Cappuccio	—	—	—	—	--
Charles Frank	83,424	28,635	—	—	*
Iris Knobloch	—	—	—	—	--
Alfred Langer	75,772	28,635	—	—	*
Bruce Maggin	75,772	28,635	3,381	—	*
Parm Sandhu (4)	189,985	28,635	—	—	*
Douglas Shapiro	—	—	—	—	--
Kelli Turner	75,772	28,635	—	—	*
Gerhard Zeiler	—	—	—	—	--

Michael Del Nin (5)	279,930	332,602	—	—	*
Christoph Mainusch (6)	291,573	332,602	—	—	*
David Sturgeon (7)	147,834	139,864	—	—	*
Daniel Penn (8)	149,643	175,278	4,221	—	*

All directors, director nominees and executive officers as a group (15 persons)	1,420,977	1,152,156	7,602	—	1.77%

Time Warner Inc. (9)	61,407,775	—	100,926,996	106,701,737	76.42%
TW Media Holdings LLC (9)	61,407,775	—	100,926,996	106,701,737	76.42%
Time Warner Media Holdings B.V. (9)	61,407,775	—	100,926,996	106,701,737	76.42%
TCS Global Equity Master Fund, L.P. (10)	17,097,951	—	1,113,861		12.51%
TCS Capital GP, LLC (10)	17,097,951	—	1,113,861		12.51%
TCS Capital Management, LLC (10)	18,137,023	—	1,179,444		13.27%
Eric Semler (10)	18,137,023	—	1,179,444		13.27%

*	Less than 1.0%.

(1)
Includes shares of Class A Common Stock underlying exercisable stock options or vested restricted stock units and stock options or restricted stock units that will become exercisable or vest within 60 days of April 28, 2017.

(2)
Includes warrants to purchase shares of Class A Common Stock that are currently exercisable or will become exercisable within 60 days of April 28, 2017. For additional information on the warrants, see Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 accompanying this proxy statement.

(3)
Represents the number of shares of Class A Common Stock into which the 200,000 outstanding shares of Series B Preferred Stock is convertible or will become convertible within 60 days as of April 28, 2017, based on the accreted value at March 31, 2017 without giving effect to additional accretion after such date. For additional information on the Series B Preferred Stock, see Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	Represents shares beneficially owned by Mr. Sandhu which are held in a family trust. These shares have been pledged as security.

(5)	Does not include 866,886 shares of Class A Common Stock underlying unvested restricted stock units or non-exercisable stock options.

(6)	Does not include 866,886 shares of Class A Common Stock underlying unvested restricted stock units or non-exercisable stock options.

(7)	Does not include 351,776 shares of Class A Common Stock underlying unvested restricted stock units or non-exercisable stock options.

(8)	Does not include 447,385 shares of Class A Common Stock underlying unvested restricted stock units or non-exercisable stock options.

(9)
Information (other than percentage ownership and information with respect to the conversion of the Series B Preferred Stock) for Time Warner Inc., TW Media Holdings LLC (“TWMH”) and Time Warner Media Holdings B.V. (“TWBV”) is based upon a statement on Schedule 13D/A filed jointly by them on March 16, 2017. The address of each of Time Warner Inc., a Delaware corporation, and TWMH, a Delaware limited liability company, is One Time Warner Center, New York, New York 10019. The address of TWBV, a private limited liability company organized under the laws of The Netherlands, is Naritaweg 237, 1043CB Amsterdam, The Netherlands. Time Warner Inc. owns directly and indirectly all of the equity interests of TWMH and TWMH owns directly all of the equity interests of TWBV. Time Warner Inc., TWBV and TWMH beneficially own the Series A Preferred Share and 200,000 shares of Series B Preferred Stock. The holder of the Series A Preferred Share is entitled to one vote per each 11,211,449 shares of Class A Common Stock into which it is convertible. Pursuant to the terms of the conversion of the Series A Preferred Share, the underlying shares of Class A Common Stock were not included in the calculations of ownership percentages set forth in the table above. For additional information on the Series A Preferred Share, see Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(10)
Information (other than percentage ownership) for TCS Global Equity Master Fund, L.P. (“TCS Global”), TCS Capital GP, LLC (“TCS GP”), TCS Capital Management, LLC (“TCS Management”) and Mr. Eric Semler is based upon statements on Schedule 13D filed jointly by them on November 18, 2015, as amended on March 7, 2016 and on January 17, 2017, and Statements of Changes in Beneficial Ownership on Form 4 filed jointly by them. The address of the principal office of each of the reporting persons is 888 Seventh Avenue, Suite 1504, New York, NY 10106. TCS GP, a Delaware limited liability company, serves as the general partner of TCS Global and may be deemed the beneficial owner of the shares of Class A Common Stock owned by TCS Global, including the shares underlying the warrants. TCS Management, a Delaware limited liability company, serves as the investment manager of each of TCS Global and a certain managed account (the “Managed Account”), and may be deemed beneficial owner of the shares of Class A Common Stock owned by TCS Global and held in the Managed Account, including the shares underlying the warrants. Mr. Eric Semler serves as the managing member of each of TCS GP and TCS Management and may be deemed beneficial owner of the shares of Class A Common Stock owned by TCS Global and held in the Managed Account, including the shares underlying the warrants. Each reporting person disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file certain reports (“Section 16 Reports”) with the SEC with respect to ownership and changes in ownership of shares of our common stock and other equity securities. Based solely on our review of the Section 16 Reports furnished to us and written representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2016, all filing requirements under Section 16(a) applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that (i) Charles Frank did not file until February 28, 2017 a Statement of Beneficial Ownership on Form 4 with respect to an exercise of unit warrants on June 17, 2016 in exchange for shares of Class A Common Stock and (ii) Parm Sandhu did not file until December 16, 2016 a Statement of Beneficial Ownership on Form 4 with respect to an exercise of unit warrants on December 2, 2016 in exchange for shares of Class A Common Stock.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Related Party Transactions
All transactions in which we and our directors and executive officers or members of their immediate families are participants that are subject to review, ratification or approval by us under relevant SEC regulations and NASDAQ Marketplace Rules are reviewed to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers in respect of such related party transactions and for determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction. Pursuant to relevant SEC regulations, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in this proxy statement.
Our Corporate Governance/Nominating Committee reviews, approves or ratifies relevant related party transactions in accordance with a written procedure. In the course of its review, approval or ratification of related party transactions, the Corporate Governance/Nominating Committee considers: the nature of the related party’s interest in the transaction; the material terms of the transaction; the nature of our participation in the transaction; whether the transaction would impair the judgment of the related party to act in our best interests; and such other matters as are considered appropriate.
Any member of the Corporate Governance/Nominating Committee who is a related party in respect of a transaction under review may not participate in the deliberations or vote for an approval or ratification of such transaction.

Related Party Transactions
We consider our related parties to be those shareholders who have direct control and/or influence and other parties that can significantly influence management as well as our officers and directors; a “connected” party is one in relation to whom we are aware of the existence of a family or business connection to a shareholder, director or officer. We have identified transactions with individuals or entities associated with Time Warner Inc., who is represented on our Board of Directors and holds a 47.0% voting interest in the Company as at December 31, 2016, as material related party transactions.
Time Warner Inc.
Time Warner Inc. is the largest holder of shares of our Class A common stock, as set forth in "Security Ownership of Certain Beneficial Owners and Management" above. After giving effect to the voting rights attached to its share of Series A Preferred Stock, Time Warner Inc. is able to exercise voting power with respect to 47% of our outstanding shares of Class A common stock. The aggregate economic interest of Time Warner Inc. in the Company is approximately 76% as of March 31, 2017. Furthermore, Time Warner Inc. has the right to appoint one less than the number required to constitute a majority of our Board of Directors, provided that Time Warner Inc. continues to own not less than 40% of the voting power of the Company. In addition, we are party to an amended investor rights agreement with Time Warner Inc. and the other parties thereto under which, among other things, Time Warner Inc. was granted a contractual pre-emptive right (subject to certain exclusions) with respect to issuances of the Company’s equity securities, which permits it to maintain its pro rata economic interest as well as a right to top any offer that would result in a change of control of the Company. In addition to being our largest shareholder, Time Warner Inc. is our largest secured creditor, as it guarantees 100% of our outstanding senior indebtedness. Time Warner Inc. is also the lender under the 2021 Revolving Credit Facility. A reimbursement agreement between us and Time Warner Inc. in respect of those guarantees and the 2021 Revolving Credit Facility contain maintenance covenants in respect of interest cover, cash flow cover and total leverage ratios and include covenants with limitations on the incurrence of indebtedness (including refinancing indebtedness), the provision of guarantees, acquisitions and disposals and granting security.
The table below sets forth transactions between us and Time Warner Inc. for the year ending December 31, 2016.

For The Year Ending December 31, 2016
(US$ in 000's)
Cost of revenues	$25,445
Interest expense	108,205
Programming liabilities	$18,959
Other accounts payable and accrued liabilities	192
Accrued interest payable (1)	9,588
Other non-current liabilities (2)	44,397

(1)
Amount represents accrued fees payable to Time Warner Inc. for guaranteeing the Company’s senior unsecured term loan due 2018, floating rate senior unsecured term loan due 2019, and floating rate senior unsecured term loan due 2021 for which we have not yet paid in cash or made an election to pay in kind. For additional information on our long-term debt, see Part II, Item 8, Note 4 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
Amount represents the commitment fee payable to Time Warner Inc. in connection with a refinancing commitment letter between us and Time Warner Inc., as well as the accrued fees payable to Time Warner Inc. for guaranteeing the Company’s floating rate senior unsecured term loan due 2018, floating rate senior unsecured term loan due 2019, and floating rate senior unsecured term loan due 2021 for which we have made an election to pay in kind. For additional information on our long-term debt, see Part II, Item 8, Note 4 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

AUDIT COMMITTEE REPORT
To Our Shareholders:
The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016.
The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2016, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP its independence.
Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission.
Submitted by:
ALFRED W. LANGER
CHARLES FRANK
PARM SANDHU
KELLI TURNER
MEMBERS OF THE AUDIT COMMITTEE

PROPOSAL 2
SELECTION OF AUDITORS
At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Ernst & Young LLP (“EY”) be appointed to serve as our independent registered public accounting firm for the year ending December 31, 2017. Representatives of EY have been invited to attend the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.
Changes to the Company’s Auditor
On December 8, 2015, the Company informed Deloitte LLP (“Deloitte”) that the Audit Committee had decided not to renew its engagement of Deloitte as the Company’s independent registered public accounting firm. Deloitte served as the Company’s independent registered public accounting firm until it issued its report on the Company’s consolidated financial statements as of and for the year ended December 31, 2015, and on the effectiveness of internal control over financial reporting as of December 31, 2015. Deloitte issued such reports on February 22, 2016.
Deloitte’s audit reports for the years ended December 31, 2015, 2014 and 2013 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that their reports for December 31, 2014 and 2013 contained explanatory paragraphs stating that there was substantial doubt about the Company's ability to continue as a going concern.
In connection with the audits of the Company’s financial statements for the years ended December 31, 2015, 2014 and 2013, there were (a) no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte, would cause Deloitte to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such years and (b) no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.
The Company requested Deloitte to provide it with a letter addressed to the Securities and Exchange Commission stating whether or not Deloitte agrees with the above disclosures. A copy of Deloitte’s letter, dated February 22, 2016, was filed as an exhibit to the Company’s Current Report on Form 8-K/A filed on February 22, 2016.
During the years ended December 31, 2015, 2014 and 2013 and through the date of the filing of our 2015 Annual Report on Form 10-K, the Company had not consulted with EY regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
Audit Fees
EY’s audit fees for auditing our annual consolidated financial statements for the year ended December 31, 2016 and reviewing our interim financial statements included in our filings on Forms 10-Q were US$ 1,798,000 (2015 audit fees: US$ 1,900,000 paid to Deloitte).
Audit-Related Fees
We paid no audit-related fees to EY for the year ended December 31, 2016 (2015 audit-related fees: US$ 91,000 paid to Deloitte).
Tax Fees
We paid tax fees of US$ 153,000 to EY during the year ended December 31, 2016, primarily in respect of international tax advisory services in Romania, transfer pricing tax advisory in Slovenia and tax compliance services in the Czech Republic. We paid no tax fees to Deloitte during the year ended December 31, 2015.
All Other Fees
There were no other fees paid to EY for the year ended December 31, 2016 or to Deloitte for the year ended December 31, 2015.

Policy on Pre-Approval of Services Provided by the Auditor
The Audit Committee of the Board of Directors has considered whether the provision of the services in respect of Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining our auditor’s independence prior to the incurrence of such fees in accordance with the Charter of the Audit Committee. All engagements of the auditors are approved in advance by the Audit Committee. At the beginning of the fiscal year, management presents for approval by the Audit Committee a range of services to be provided by the auditors and estimated fees for such services for the current year. Any services to be provided by the auditors that are not included within such range of services are approved on a case-by-case basis by the Audit Committee. Management provides reports to the Audit Committee on at least a quarterly basis on the status of the services provided and the level of fees incurred in respect of each service. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).
Vote Required; Recommendation
The appointment of Ernst & Young LLP to serve as our independent registered public accounting firm in respect of the fiscal year ending December 31, 2017 and the authorization of the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee requires the affirmative vote of a majority of the votes cast, in person or by proxy or authorized representative, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions will be included in determining the presence of a quorum, but are not counted as votes cast.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN RESPECT OF THE FISCAL YEAR ENDING DECEMBER 31, 2017 AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE AUDITORS’ FEE.
PROPOSAL 3
ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, shareholders have an opportunity to cast an advisory vote on executive compensation as disclosed in the Compensation Discussion and Analysis section and executive compensation tabular and narrative disclosure in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, allows shareholders an opportunity to express a view on executive compensation. We are requesting shareholders vote, on an advisory basis, to approve our 2016 executive compensation programs and the compensation paid to the Named Executive Officers as described in this Proxy Statement.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the primary objective of our compensation programs, including our executive compensation program, is to attract and retain qualified executives who can help us to attain our strategic and business objectives and to increase shareholder value through the achievement of annual and long-term objectives. Your advisory vote will serve as an additional tool to assist the Board of Directors and the Compensation Committee in ensuring that the Company’s executive compensation programs align the interests of the Company’s executives with the interests of its shareholders.
Vote Required; Recommendation
Approval of this advisory vote requires a majority of the votes cast, in person or by proxy or authorized representative, at the Meeting, provided that a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the Company’s executive compensation as disclosed in this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officers and will not be binding on or overrule any decisions by the Board of Directors. It will not create or imply any additional fiduciary duty on the part of the Board of Directors and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. Although the vote is advisory, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.
PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY
OF THE SAY-ON-PAY
Shareholders have an opportunity to advise the Board of Directors once every six years as to the frequency with which the Company should conduct an advisory say-on-pay vote. Shareholders may vote at this Annual General Meeting as to whether the Company should conduct an advisory say-on-pay vote every one, two or three years. Shareholders may also abstain from voting with respect to this proposal.
Our compensation program is administered by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis section of this proxy statement, in order to provide appropriate compensation for our Named Executive Officers. While the Board of Directors believes that the Compensation Committee and the Board of Directors are in the best position to determine executive compensation, the Board of Directors appreciates and values shareholders’ views. The Board of Directors has determined that an advisory vote on executive compensation held every three years is the best approach for the Company. This is based on our view that a vote every three years will provide shareholders with a suitable opportunity to assess our executive compensation. This will allow the Company sufficient time to consider shareholders’ input, implement any appropriate changes to executive compensation and evaluate the impact of such changes. Accordingly, we recommend that our shareholders vote for an advisory say-on-pay vote to be held every three years.
The Compensation Committee will consider the option that receives the highest number of votes cast to be the frequency of the advisory vote on executive compensation that has been selected by shareholders. However, because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors when considering the frequency of say-on-pay votes. The Board of Directors and the Compensation Committee will take into account the outcome of the vote when making future decisions about how often the Company conducts an advisory shareholder vote on its executive compensation.
Recommendation
Approval of this advisory vote requires a majority of the votes cast, in person or by proxy or authorized representative, at the Meeting, provided that a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast. Unless otherwise indicated, the accompanying form of Proxy will be voted for an advisory say-on-pay vote as disclosed in this proxy statement to occur every three years.
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS APPROVE AN ADVISORY SAY-ON-PAY VOTE TO OCCUR EVERY THREE YEARS.
SHAREHOLDER PROPOSALS
Shareholder proposals must be received by our Secretary at our principal executive office by December 29, 2017 in order to be considered for inclusion in proxy materials distributed in connection with the 2018 Annual General Meeting of Shareholders. The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2018 Annual General Meeting of Shareholders if notice of the matter is not received by us at our principal executive office by December 29, 2017.

GENERAL MATTERS
Attending the Meeting
Only shareholders of record as of April 28, 2017 or their proxy holders or, in the case of corporate shareholders, their authorized representatives, are entitled to attend the Meeting. The Chairman of the Meeting has complete authority to determine who is permitted to attend the Meeting, including granting admission to individuals other than shareholders of record.
Registered shareholders (or their proxy holders or authorized representatives, as the case may be) who wish to gain admission to the Meeting must present a valid form of photo identification, such as a passport, driving license or other government-issued photo identification. Beneficial owners must provide evidence of ownership to be admitted to the Meeting. Such evidence can include the voting instruction received from a bank, broker or other nominee, or a bank or brokerage account statement reflecting ownership as of April 28, 2017. Please note that cameras, sound or video equipment, cellular telephones, smartphones or similar equipment or other electronic devices will not be permitted in the Meeting room.
To obtain directions to the Meeting, please contact the Secretary, Central European Media Enterprises Ltd., in care of Citco (Bermuda) Limited, O’Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda.
Voting at the Meeting
Only registered shareholders or persons holding a proxy executed by a registered shareholder may vote their shares at the Meeting. If you are a beneficial owner, you must present a duly authorized proxy to the Chairman of the Meeting in order to vote your shares at the Meeting. We recommend beneficial owners who wish to vote their shares at the Meeting contact their bank, broker or other nominee to ascertain the registered nominee holder of their shares that is named on our register of members. Members may obtain a copy of our register of members by contacting our registrar in Bermuda, Citco (Bermuda) Limited, at O'Hara House, 3 Bermudiana Road, Hamilton, HM08, Bermuda.
Revoking Proxies
Shareholders may change their vote at any time before the vote is taken at the Meeting by revoking their proxy. Registered shareholders may revoke their proxies by notice in writing to the Company Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy. Beneficial owners must follow the instructions of their broker, bank or other nominee to revoke their voting instructions. Please note attending the Meeting in person will not revoke a prior executed proxy without following the procedures set forth above.
Conduct at the Meeting
In accordance with Bermuda law, no business other than that set forth in the Notice of Annual General Meeting of Shareholders accompanying this proxy statement is permitted to be proposed at the Meeting. The Chairman of the Meeting has authority to conduct the Meeting in an orderly and timely manner and may exercise complete discretion in recognizing shareholders (or their proxy holders or authorized representatives, as the case may be) who wish to speak at the Meeting and determining the extent or length of discussion on each item of business to ensure that the meeting is conducted in a manner that is fair to all shareholders. Only shareholders (or their proxy holders or authorized representatives, as the case may be) may address the Meeting.
Miscellaneous
We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to shareholders in connection with this solicitation. Officers and regular employees may solicit proxies by mail, telephone, telegraph, electronic mail and personal interview, for which no additional compensation will be paid. In addition, Georgeson Inc. has been engaged by us to act as proxy solicitors and will receive fees of US$ 8,000 plus expenses. We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

Our Annual Report on Form 10-K for the year ended December 31, 2016 is being delivered to shareholders together with this proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 13, 2017: our proxy statement and annual report on Form 10-K are available on our website at www.cme.net.

By order of the Board of Directors,
DANIEL PENN
Secretary
Hamilton, Bermuda
April 28, 2017

0

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS – JUNE 13, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Lisa Daniels, Holly Paiva, Meredith Steinhaus, Daniel Penn, Richard Fear, and Guy Cooper, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on April 28, 2017 at the Annual General Meeting of Shareholders to be held at Citco (Bermuda) Limited, O'Hara House, 3 Bermudiana Road, Hamilton, HM 08, Bermuda, on June 13, 2017, at 1:30 P.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the ten named individuals as directors, (ii) FOR the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ending December 31, 2017 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee, (iii) FOR the advisory vote to approve the Company's executive compensation as disclosed in the Proxy Statement, and (iv) for the say-on-pay vote to occur every 3 YEARS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.1

14475

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

JUNE 13, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21030304000000000000 6 061317

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY PERIOD OF "3 YEARS" WITH RESPECT TO PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS: The election of ten directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:

- ○ HANS-HOLGER ALBRECHT
- ○ JOHN K. BILLOCK
- ○ PAUL T. CAPPUCCIO
- ○ IRIS KNOBLOCH
- ○ ALFRED W. LANGER
- ○ BRUCE MAGGIN
- ○ PARM SANDHU
- ○ DOUGLAS S. SHAPIRO
- ○ KELLI TURNER
- ○ GERHARD ZEILER

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	1 Year	2 Years	3 Years	ABSTAIN
4. An advisory vote on the frequency of the say-on-pay vote.	☐	☐	☐	☐

Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Annual General Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders to be held on June 13, 2017 and the Proxy Statement dated April 28, 2017, prior to the signing of this proxy.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.